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Ex 99.(a)(1)(A)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
TELLABS, INC.
a Delaware corporation
at
$2.45 Net Per Share
by
BLACKHAWK MERGER SUB INC.
a wholly owned subsidiary of
BLACKHAWK HOLDING VEHICLE LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
NEW YORK CITY TIME, ON DECEMBER 2, 2013, UNLESS THE OFFER
IS EXTENDED OR EARLIER TERMINATED.

        Blackhawk Merger Sub Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Blackhawk Holding Vehicle LLC, a Delaware limited liability company ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Tellabs, Inc., a Delaware corporation (the "Company"), at a purchase price of $2.45 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer"). Parent and Purchaser are affiliates of Marlin Equity III, L.P. and Marlin Equity IV, L.P. and Marlin Management Company, LLC (d/b/a Marlin Equity Partners).

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 18, 2013 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that immediately following the Offer Closing (as defined below) and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Parent. The time of acceptance for payment of Shares, which pursuant to and subject to the conditions of the Offer shall occur immediately following the expiration of the Offer (which is expected to occur at 11:59 p.m., New York City time, on December 2, 2013, unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement), is referred to as the "Acceptance Time" and the time following the Acceptance Time at which sufficient funds for the payment of Shares pursuant to and subject to the conditions of the Offer and the Merger Agreement are deposited with the Paying Agent (as defined below) is referred to as the "Offer Closing." In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger, other than (i) Shares owned by Parent, Purchaser, the Company or any other wholly owned subsidiary of Parent or the Company and (ii) Shares owned by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares, will be automatically converted into the right to receive the Offer Price. As a result of the Merger, the Company will cease to be a publicly traded company and will become wholly owned by Parent. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for Shares.

        The Offer is conditioned upon, among other things, (a) the absence of the termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Tender Condition (as described below) and (ii) the governmental authority condition (each of (i) and (ii), as described below). The Minimum Tender Condition requires that the number of Shares validly tendered and not validly withdrawn on or prior to 11:59 p.m., New York City time, on December 2, 2013, or as such time and date at which the Offer is so extended by Purchaser, together with any Shares then owned directly or indirectly by Parent and its wholly owned subsidiaries, shall equal at least a majority of the Adjusted Outstanding Share Number (as defined in Section 15—"Certain Conditions of the Offer" below) as of the Expiration Time. The governmental authority condition requires that no governmental authority shall have issued, enacted, entered, promulgated or enforced any law, order, injunction or decree that is in effect and renders the making of the Offer or the consummation of the Offer or the Merger illegal or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the governmental authority condition is not available to Parent and Purchaser (i) if the condition is not satisfied as a result of Parent's or Purchaser's failure to fulfill its obligations under the Merger Agreement to take appropriate actions and make consents and filings as specified in the Merger Agreement and (ii) in connection with or as a result of any law, order, injunction or decree issued by any non-U.S. governmental authority pursuant to or under any competition, antitrust, merger control or investment laws. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer." On October 29, 2013, Parent and the Company were notified that the applicable agencies of the U.S. government have granted early termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the purchase of Shares pursuant to the Offer and consummation of the Merger. The Offer and the Merger are not conditioned on the receipt of approval under any other antitrust or competition laws. The Offer is not conditioned upon Purchaser's ability to finance the purchase of Shares pursuant to the Offer.

        After careful consideration, the Company's board of directors has unanimously (i) adopted and declared advisable the Merger Agreement and the Merger and the consummation by the Company of the transactions contemplated thereby, including the Offer and the Merger, each on the terms and subject to the conditions set forth in the Merger Agreement; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby, including the Offer and the Merger; (iii) determined that, on the terms and subject to the conditions set forth in the Merger Agreement, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the Company and its stockholders; and (iv) recommended that, subject to the terms and conditions of the Merger Agreement, the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

        A summary of the principal terms of the Offer appears on pages i-x. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares in the Offer.

November 1, 2013

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the "Depositary"), and either (i) deliver the certificates representing your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" (provided that if such Shares are direct registration Shares, neither (i) nor (ii) will be required, as provided in the Letter of Transmittal) in each case prior to 11:59 p.m., New York City time, on December 2, 2013, unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

* * * * *

        Questions and requests for assistance should be directed to the Information Agent (as identified below) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the related Letter of Transmittal, and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Parent and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained herein and elsewhere in the Offer to Purchase has been provided to Parent and Purchaser by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with the United States Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Parent and Purchaser have no knowledge that would indicate that any statements contained in this summary relating to the Company provided to Parent and Purchaser, or taken from or based upon such documents and records filed with the SEC, are untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding shares of common stock, par value $0.01 per share, of Tellabs, Inc.
Price Offered Per Share	$2.45, net to the seller in cash, without interest thereon and less any applicable withholding taxes.
Scheduled Expiration of Offer	11:59 p.m., New York City time, on December 2, 2013, unless the offer is extended or earlier terminated. See Section 1—"Terms of the Offer."
Purchaser
Blackhawk Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Blackhawk Holding Vehicle LLC, a Delaware limited liability company. Blackhawk Merger Sub Inc. and Blackhawk Holding Vehicle LLC are affiliates of Marlin Equity III, L.P., Marlin Equity IV, L.P. and Marlin Management Company, LLC (d/b/a Marlin Equity Partners).
Sponsors	Marlin Equity III, L.P., a Delaware limited partnership. Marlin Equity IV, L.P., a Delaware limited partnership.

Who is offering to buy my Shares?

        Blackhawk Merger Sub Inc. ("Purchaser"), a wholly owned subsidiary of Blackhawk Holding Vehicle LLC ("Parent), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share, of Tellabs, Inc. (the "Company") (such common stock, the "Common Stock" and such shares, the "Shares"). Unless the context otherwise requires, in this Offer to Purchase the term "Offer" refers to this offer. Purchaser is a Delaware corporation which was formed for the sole purpose of making the Offer and completing and undertaking the process by which Purchaser will be merged with and into the Company. Parent and Purchaser are affiliates of Marlin Equity III, L.P. and Marlin Equity IV, L.P. (collectively, the "Sponsors") and Marlin Management Company, LLC (d/b/a Marlin Equity Partners). See the "Introduction" and Section 8—"Certain Information Concerning Parent and Purchaser."

What are the classes and amounts of securities sought in the Offer?

        Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

i

How many Shares are you offering to purchase in the Offer?

        Purchaser is making an offer to purchase for cash all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        Purchaser is making the Offer because Purchaser and Parent want to acquire the entire equity interest in the Company. If Purchaser acquires at least a majority of the Adjusted Outstanding Share Number (as defined in Section 15—"Certain Conditions of the Offer") in the Offer, Purchaser will merge with and into the Company (the "Merger") pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL") without a vote of the stockholders of the Company. Upon consummation of the Merger, the Company will cease to be a publicly traded company and will be a wholly owned subsidiary of Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        Purchaser is offering to pay $2.45 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price"). If you are the record owner of your Shares and you tender your Shares to Purchaser in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer," and Section 2—"Acceptance for Payment and Payment for Shares."

Is there an agreement governing the Offer?

        Yes. Parent, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of October 18, 2013 (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent Merger. See Section 11—"The Merger Agreement; Other Agreements" and Section 15—"Certain Conditions of the Offer."

When will the closing of the Offer and the closing of the Merger occur?

        Each will occur as soon as practicable on the business day immediately following the date on which the Offer expires.

        Purchaser will accept for payment the Shares validly tendered in the Offer immediately following the expiration of the Offer (which is expected to occur at 11:59 p.m., New York City time, on December 2, 2013, unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement), if each of the conditions described in Section 15—"Certain Conditions of the Offer" (the "Offer Conditions") shall have been satisfied or, if permitted by the Merger Agreement, waived at such time. The time at which the Shares are accepted for payment is referred to as the "Acceptance Time."

        Purchaser will pay for all Shares accepted for payment as soon as practicable on the business day immediately following the date on which the Offer expires. As soon as practicable on that business day, Parent will deposit with the Paying Agent (as defined below), in immediately available funds, the aggregate amount payable in respect of Shares in the Offer and the Merger (other than $450 million in immediately available funds, which is to be deposited by the Company with the Paying Agent, as described below (the "Company Contribution"). The amount to be deposited by Parent with the Paying Agent is referred to as the "Parent Payment." Immediately following the deposit of the Parent Payment with the Paying Agent, the Company will deposit with the Paying Agent, in immediately available funds, the Company Contribution (it being agreed that the Company has no obligation to deposit the Company Contribution with the Paying Agent earlier than immediately prior to the effective time of the Merger (the "Effective Time")). The time following the Acceptance Time at which sufficient funds for the payment of Shares pursuant to and subject to the conditions of the Offer and the Merger Agreement are deposited with the Paying Agent (as defined below) is referred to as the "Offer Closing."

        The closing of the Merger will take place immediately following the Offer Closing, subject to the satisfaction or waiver of the conditions to the closing of the Merger described in this Offer to Purchase.

        All funds deposited with the Paying Agent by Parent and the Company (the "Exchange Fund"), will be for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of holders of Shares that are entitled to receive the Merger Consideration (as defined below). For purposes of determining the aggregate amount to be deposited, Parent will assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. In the event the Exchange Fund is insufficient to make the payments contemplated by the Merger Agreement, Parent will promptly deposit, or cause to be deposited, additional funds with the Paying Agent sufficient to make such payments. Parent will direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with the Merger Agreement.

        In the Merger, each Share issued and outstanding immediately prior to the Effective Time, other than (i) Shares owned by Parent, Purchaser, the Company or any other wholly owned subsidiary of Parent or the Company and (ii) Shares owned by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares, will be automatically converted into the right to receive the Offer Price (such per-share consideration payable in the Merger, the "Merger Consideration"). As a result of the Merger, the Company will cease to be a publicly traded company and will become wholly owned by Parent. See "Section 2—Acceptance for Payment and Payment for Shares."

Will you have the financial resources to pay for Shares tendered in the Offer and to consummate the Merger?

        Yes, Purchaser believes that it will have sufficient resources available to it. Purchaser estimates that it will need approximately $891 million to purchase all of the Shares pursuant to the Offer and to consummate the Merger (which estimate includes, among other things, payment in respect of outstanding in-the-money options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units). As described below, the Sponsors have collectively provided a commitment of up to $421,593,346 to fund a portion of the consideration payable to the Company's stockholders in connection with the consummation of the Offer and the Merger. The Company has also agreed to deposit $450 million of cash on hand at the Company with the Paying Agent to fund another portion of the consideration payable to the Company's stockholders in connection with the consummation of the Offer and the Merger. In addition, Parent has agreed to cause the Company to pay, at the Effective Time, through its payroll agent, amounts payable in respect of the cancellation and/or settlement of equity incentive awards in connection with the Merger, which payments are estimated, as of October 16, 2013, to be $20 million.

        Optical Holding Company LLC, an affiliate of Parent, has obtained a commitment from Cerberus Business Finance, LLC to provide debt financing to Purchaser (the "Debt Financing") consisting, in part, of a $140 million term loan facility, to finance a portion of the consideration payable in connection with the consummation of the Offer and the Merger. The Debt Financing also includes a $20 million revolving credit facility to finance working capital, capital expenditures and general corporate purposes of the Company and its subsidiaries after the Effective Time. It is not anticipated that the $20 million revolving credit facility will be drawn upon prior to the consummation of the Offer and the Merger.

        Funding of the Debt Financing is subject to the satisfaction of various conditions set forth in the commitment letter pursuant to which the Debt Financing will be provided (including, but not limited to, (i) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement and (ii) the funding of the Sponsor Financing on or prior to the date of the closing thereof).

        The Sponsors have collectively provided a commitment of up to $421,593,346 to Parent (the "Sponsor Financing") to fund the consideration payable to the Company's stockholders in connection with the consummation of the Offer and the Merger other than the Company Contribution. The amount Marlin Equity IV, L.P. is obligated to contribute pursuant to the Sponsor Financing will be reduced by any amount contributed to Parent pursuant to the Debt Financing and deposited by Parent with the Paying Agent for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of the holders of Shares that are entitled to receive the Merger Consideration in accordance with the Merger Agreement.

        Funding of the Sponsor Financing is subject to the satisfaction of various conditions set forth in the commitment letter pursuant to which the Sponsor Financing will be provided (including, but not limited to, the requirement of substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement). The Company is an express third-party beneficiary to the commitment letter pursuant to which the Sponsor Financing will be provided and is entitled to specifically enforce the terms of such commitment letter on behalf of Parent and Purchaser.

        The Company has agreed pursuant to the Merger Agreement to deposit the Company Contribution with the Paying Agent, for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of holders of Shares that are entitled to receive the Merger Consideration, to fund a portion of the consideration payable in connection with the consummation of the Offer and the Merger.

        Funding of the Company Contribution is subject to the satisfaction of various conditions set forth in the Merger Agreement (including, but not limited to, the deposit with the Paying Agent of the Sponsor Financing and the Debt Financing).

        Parent and Purchaser anticipate that the Debt Financing, the Sponsor Financing and the Company Contribution, along with cash on hand at the Company, will be sufficient to fund the purchase of all the Shares in the Offer, to complete the Merger, to pay holders of outstanding equity incentive awards and to pay transaction fees and expenses related to the Offer and the Merger.

        The Offer is not conditioned upon Purchaser's ability to finance the purchase of Shares pursuant to the Offer, including the funding of the Debt Financing.

        See Section 9—"Source and Amount of Funds," Section 11—"The Merger Agreement; Other Agreements—Merger Agreement" and Section 15—"Certain Conditions of the Offer."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        Purchaser and Parent do not think that Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time (as defined below), will not carry on any activities other than in connection with the Offer and the Merger;

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not conditioned upon Purchaser's ability to finance the purchase of Shares pursuant to the Offer;

  •
  if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger; and

  •
  Purchaser, Parent and their affiliates have received commitments in respect of funds sufficient (together with funds to be contributed by the Company) to purchase all Shares tendered pursuant to the Offer. See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 11:59 p.m., New York City time, on December 2, 2013, unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the "Expiration Time") or the Offer is earlier terminated.

        The time of acceptance for payment of Shares pursuant to and subject to the conditions of the Offer and the Merger Agreement, which shall occur immediately after the Expiration Time, is referred to as the "Acceptance Time." The time at which sufficient funds for the payment of Shares pursuant to and subject to the conditions of the Offer and the Merger Agreement are deposited with the Paying Agent is referred to as the "Offer Closing."

        Purchaser is not permitted to provide a "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Exchange Act for the Offer without the consent of the Company. Purchaser does not expect to provide or seek the Company's consent for a subsequent offering period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. Purchaser and Parent have agreed in the Merger Agreement that, subject to their rights to terminate the Merger Agreement in accordance with its terms:

  •
  if, at the initial Expiration Time or any later then-scheduled Expiration Time, any condition to the Offer (other than the Minimum Tender Condition (as defined below)) has not been satisfied or waived, Purchaser must extend the Offer, on one or more occasions, in consecutive increments of up to five business days (or such longer period as the parties may agree) until such time as each such condition has been satisfied or waived; and

  •
  if, at the initial Expiration Time or any later then-scheduled Expiration Time, all conditions to the Offer (other than the Minimum Tender Condition) have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Purchaser may and, if requested by the Company, must extend the Offer in increments of five business days; provided, however, that the maximum number of days that the Offer may be extended pursuant to this sentence is 20 business days unless requested or approved by the Company;

provided, however, that Purchaser shall not be required to extend the Offer beyond December 20, 2013. See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on Purchaser's obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If Purchaser extends the Offer, Purchaser will inform Computershare Trust Company, N.A., which is the depositary for the Offer (the "Depositary"), of any extension and will issue a press release

v

announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, that

  •
  there has been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares directly or indirectly owned by Parent and its wholly owned Subsidiaries, represents at least a majority of the Adjusted Outstanding Share Number (as defined in Section 15—"Certain Conditions of the Offer" below) as of the expiration of the Offer (the "Minimum Tender Condition");

  •
  no governmental authority has issued, enacted, entered, promulgated or enforced any law, order, injunction or decree that is in effect and renders the making of the Offer or the consummation of the Offer or the Merger illegal or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the governmental authority condition is not available to Parent and Purchaser (i) if the condition is not satisfied as a result of Parent's or Purchaser's failure to fulfill its obligations under the Merger Agreement to take appropriate actions and make consents and filings as specified in the Merger Agreement and (ii) in connection with or as a result of any law, order, injunction or decree issued by any non-U.S. governmental authority pursuant to or under any competition, antitrust, merger control or investment laws;

  •
  (A) each of the representations and warranties of the Company contained in the Merger Agreement (other than the representations and warranties of the Company set forth in Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.02(e) and the first sentence of Section 3.02(f) (Capitalization), Section 3.03 (Authority), Section 3.09(b) (Absence of Certain Changes), Section 3.20 (Opinion of Financial Advisor), Section 3.22 (Vote Required) and Section 3.23 (Brokers) of the Merger Agreement), without regard to materiality or Company Material Adverse Effect (as defined in the Merger Agreement) qualifiers contained within such representations and warranties, are true and correct except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect; (B) each of the representations and warranties of the Company contained in Section 3.02(d), Section 3.02(e) and the first sentence of Section 3.02(f) (Capitalization), Section 3.03 (Authority), Section 3.09(b) (Absence of Certain Changes), Section 3.20 (Opinion of Financial Advisor), Section 3.22 (Vote Required) and Section 3.23 (Brokers) of the Merger Agreement are true and correct in all material respects; and (C) each of the representations and warranties of the Company contained in Section 3.02(a) and Section 3.02(b) of the Merger Agreement are true and correct in all respects (except for de minimis inaccuracies); in the case of each of clauses (A), (B) and (C) as of the date of the Merger Agreement and as of the date of the expiration of the Offer with the same force and effect as if made on such date (except to the extent expressly made as of a specific date, in which case as of such specific date);

  •
  the Company has performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it;

  •
  since the date of the Merger Agreement, no Company Material Adverse Effect has occurred that is continuing;

  •
  the Company has terminated its hedging arrangements related to its holdings of shares of common stock of Cisco Systems, Inc. in the manner set forth on the Company's confidential disclosure letter;

  •
  the Company has received the solvency opinion contemplated by the Merger Agreement; and

  •
  the Merger Agreement has not been terminated in accordance with its terms.

        The foregoing conditions are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

        The Offer was also conditioned upon the expiration or termination of all applicable waiting periods (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") relating to the purchase of Shares pursuant to the Offer and the consummation of the Merger (such condition, the Antitrust Condition"). On October 29, 2013, Parent and the Company were notified that the applicable agencies of the U.S. government have granted early termination of the applicable waiting periods under the HSR Act relating to the purchase of Shares pursuant to the Offer and consummation of the Merger. Therefore, the Antitrust Condition has been satisfied. The Offer and the Merger are not conditioned on the receipt of approval under any other antitrust or competition laws.

        The Offer is also subject to a number of other conditions set forth in this Offer to Purchase. The Offer is not conditioned upon Purchaser's ability to finance the purchase of Shares pursuant to the Offer. Purchaser expressly reserves the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that without the consent of the Company, Purchaser cannot (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the conditions to the Offer or amend, modify or supplement any condition to the Offer in any manner adverse to any holder of Shares, (v) except as expressly provided in the Merger Agreement, terminate, extend or otherwise amend or modify the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Shares or (viii) provide any subsequent offering period. See Section 15—"Certain Conditions of the Offer."

Have any of the Company stockholders agreed to tender their Shares?

        No.

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering (A) the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, or (B) a completed and signed Letter of Transmittal indicating that you tender all of your direct registration Shares, together with any other documents required by the Letter of Transmittal, to the Depositary, or (ii) tender your Shares by following the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details. There is no procedure for guaranteed delivery in the Offer. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Expiration Time. In addition, if Purchaser has not made payment for your Shares by December 31, 2013 (the 60th day after date of the commencement of the Offer), you may withdraw them at any time until payment is made. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker or other nominee, you must instruct the broker or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

What does the Company board of directors think of the Offer?

        After careful consideration, the Company's board of directors has unanimously (i) adopted and declared advisable the Merger Agreement and the Merger and the consummation by the Company of the transactions contemplated thereby, including the Offer and the Merger, each on the terms and subject to the conditions set forth in the Merger Agreement; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby, including the Offer and the Merger; (iii) determined that, on the terms and subject to the conditions set forth in the Merger Agreement, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the Company and its stockholders; and (iv) recommended that, subject to the terms and conditions of the Merger Agreement, the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

        See the "Introduction" and Section 10—"Background of the Offer; Past Contacts or Negotiations with the Company." A more complete description of the reasons for the Company's board of director's approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of the Company.

If the Offer is completed, will the Company continue as a public company?

        No. Immediately following the Offer Closing, Purchaser and Parent expect to complete the Merger pursuant to applicable provisions of the DGCL and the Shares will cease to be publicly traded. Section 13—"Certain Effects of the Offer."

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        Yes. If Purchaser accepts for payment and pays for at least a majority of the outstanding Adjusted Outstanding Share Number (as defined in Section 15—"Certain Conditions of the Offer" below) in the Offer, then Purchaser will be merged with and into the Company, subject to the satisfaction or waiver of certain conditions. If the Minimum Tender Condition is not satisfied, pursuant to the Merger Agreement, Purchaser is not required to accept the Shares for purchase or consummate the Merger.

If I decide not to tender, how will the Offer affect my Shares?

        If the Offer is consummated and certain other conditions are satisfied, Purchaser will merge with and into the Company and all of the then outstanding Shares (other than (i) Shares owned by Parent, Purchaser, the Company or any other wholly owned subsidiary of Parent or the Company and (ii) Shares owned by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically converted into the right to receive the Offer Price. If the Minimum Tender Condition and all of the other conditions are satisfied and Purchaser accepts and purchases Shares in the Offer, Purchaser and Parent will effect the Merger without a vote of the stockholders of the Company. See Section 11—"The Merger Agreement; Other Agreements."

        If the Merger is consummated, the Company's stockholders who do not tender their Shares in the Offer will, unless they validly exercise appraisal rights in accordance with Delaware law (as described below), receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger to the extent validly exercised under Delaware law. See Section 17—"Appraisal Rights." See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On October 18, 2013, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on NASDAQ was $2.35 per Share. Therefore, the Offer Price of $2.45 per Share approximately represents a premium of 4.3% over the closing Share price on October 18, 2013, and 13.3% over the 180-day volume-weighted average closing Share price as of October 18, 2013. In addition, the Offer Price approximately represents a premium of 28.9% over the current 52-week-low closing share price, which occurred on April 17, 2013. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Certain Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, Purchaser will pay you an amount equal to the number of Shares you tendered multiplied by $2.45 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, holders of Shares will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with Delaware law. Holders of Shares must properly perfect their right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights. See Section 17—"Appraisal Rights."

What will happen to my stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares in the Offer and the Merger?

        Pursuant to the Merger Agreement, immediately prior to the Effective Time, each option to purchase shares of Common Stock (an "Option") and each stock appreciation right (a "SAR"), in each case granted under any of the Company's stock plans (each a "Company Stock Plan") that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will be vested in full and will be canceled and converted into the right of the holder to receive an amount in cash equal to the product of (i) the total number of Shares subject to such cancelled Option or SAR and (ii) the excess, if any, of the Offer Price over the exercise price per Share subject to such cancelled Option or SAR, without interest and less any required withholding taxes (such amounts, the "Option/SAR Payments"); provided, however, that (i) any such Option or SAR with respect to which the exercise price per Share subject thereto is equal to or greater than the Offer Price shall be cancelled in exchange for no consideration and (ii) such Option/SAR Payments may be reduced by the amount of any required tax withholdings as provided in the Merger Agreement. As a result, as of the Effective Time, all Options and SARs will automatically cease to be outstanding and each holder of an Option or a SAR will cease to have any rights other than the right to receive the Option/SAR Payments.

        Pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding award of Shares subject to forfeiture restrictions or other restrictions ("Restricted Stock") granted pursuant to any of the Company Stock Plans shall vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares shall lapse.

        Pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding award of restricted stock units with respect to Shares ("RSUs" and each such award, an "RSU Award") granted pursuant to any of the Company Stock Plans shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (i) the Offer Price multiplied by (ii) the number of RSUs subject to such RSU Award, without interest (such amounts, the "RSU Payments") (less any required tax withholdings as provided in the Merger Agreement).

        Pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding award of performance units and performance shares with respect to Shares (each such award, a "Performance Award") granted pursuant to the Company Stock Plans shall be fully vested and paid out. For purposes of determining the number of Shares earned pursuant to any pending performance period under such Performance Award, the applicable performance goals shall be deemed to have been satisfied at the greatest of (i) 100% of the target level of performance, (ii) the actual measured level of performance determined as of the Effective Time and (iii) the level of performance that is deemed to have been satisfied under the terms of the applicable Performance Award agreement. Each Performance Award shall be cancelled as of immediately prior to the Effective Time and, in exchange therefor, the holder of such cancelled Performance Award shall be entitled to receive, in consideration of the cancellation of such Performance Award and in settlement therefor, an amount in cash equal to the product of (a) the Offer Price and (b) the number of Shares earned or deemed to have been earned as determined pursuant to the Merger Agreement, without interest (such amounts, the "Performance Award Payments") (less any required tax withholdings as provided in the Merger Agreement).

        Parent has agreed to cause the Company to pay, at the Effective Time, through the Company's payroll agent, the Option/SAR Payments, the RSU Payments and the Performance Award Payments.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Options, etc.; Stock Plans."

What are the material United States federal income tax consequences of the Offer and the Merger?

        If you are a United States Stockholder (as defined in Section 5—"Certain United States Federal Income Tax Consequences"), the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

        Purchaser and Parent urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances, including the consequences under any applicable state, local or foreign income or other tax laws. See Section 5—"Certain United States Federal Income Tax Consequences" for a more detailed discussion of certain of the material tax consequences of the Offer and the Merger.

Who should I call if I have questions about the Offer?

        You may call MacKenzie Partners, Inc., at (800) 322-2885 (Toll Free) or (212) 929-5500 (Call Collect). MacKenzie Partners, Inc. is acting as the information agent for the Offer. See the back cover of this Offer to Purchase for additional contact information.

x

To the Holders of Shares of Common Stock of Tellabs, Inc.

INTRODUCTION

        Blackhawk Merger Sub Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Blackhawk Holding Vehicle LLC, a Delaware limited liability company ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (such common stock, the "Common Stock" and such shares, the "Shares"), of Tellabs, Inc., a Delaware corporation (the "Company"), at a purchase price of $2.45 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer"). Parent and Purchaser are affiliates of Marlin Equity III, L.P. ("Fund III"), Marlin Equity IV, L.P. ("Fund IV" and collectively with Fund III, the "Sponsors") and Marlin Management Company, LLC (d/b/a Marlin Equity Partners) ("Marlin").

        Purchaser is making this Offer pursuant to an Agreement and Plan of Merger, dated as of October 18, 2013 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that immediately following the Offer Closing and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") in the Merger and a wholly owned subsidiary of Parent. The closing of the Merger is the "Merger Closing." In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than (i) Shares owned by Parent, Purchaser, the Company or any other wholly owned subsidiary of Parent or the Company and (ii) Shares owned by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically converted into the right to receive $2.45 per share, without interest thereon and less any applicable withholding taxes. As a result of the Merger, the Company will cease to be a publicly traded company and will become wholly owned by Parent. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements."

        Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A. (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Offer is conditioned upon, among other things, (a) the absence of the termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Tender Condition (as described below) and (ii) the governmental authority condition (each of (i) and (ii), as described below). The Minimum Tender Condition requires that the number of Shares validly tendered and not validly withdrawn on or prior to 11:59 p.m., New York City time, on December 2, 2013 (the "Expiration Time," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Time" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), together with any Shares then owned directly or indirectly by Parent and its wholly owned subsidiaries, shall equal at least a majority of the Adjusted Outstanding Share Number (as defined in Section 15—"Certain Conditions of the Offer" below) as of the Expiration Time. The governmental authority condition requires that no governmental authority shall have issued, enacted, entered, promulgated or enforced any law, order, injunction or decree that is in effect and renders the making of the Offer or the consummation of the Offer or the Merger illegal or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the governmental authority condition is not available to Parent and Purchaser (i) if the condition is not satisfied as a result of Parent's or Purchaser's failure to fulfill its obligations under the Merger Agreement to take appropriate actions and make consents and filings as specified in the Merger Agreement and (ii) in connection with or as a result of any law, order, injunction or decree issued by any non-U.S. governmental authority pursuant to or under any competition, antitrust, merger control or investment laws. The Offer also is subject to other conditions as described in this Offer to Purchase. The Offer is not conditioned upon Purchaser's ability to finance the purchase of Shares pursuant to the Offer. See Section 15—"Certain Conditions of the Offer." On October 29, 2013, Parent and the Company were notified that the applicable agencies of the U.S. government have granted early termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the purchase of Shares pursuant to the Offer and consummation of the Merger. The Offer and the Merger are not conditioned on the receipt of approval under any other antitrust or competition laws.

        After careful consideration, the Company's board of directors (the "Board") has unanimously (i) adopted and declared advisable the Merger Agreement and the Merger and the consummation by the Company of the transactions contemplated thereby, including the Offer and the Merger, each on the terms and subject to the conditions set forth in the Merger Agreement; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby, including the Offer and the Merger; (iii) determined that, on the terms and subject to the conditions set forth in the Merger Agreement, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are in the best interests of the Company and its stockholders; and (iv) recommended that, subject to the terms and conditions of the Merger Agreement, the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

        A more complete description of the Board's reasons for authorizing and approving the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the "Schedule 14D-9") that is being furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-headings "Background of the Transaction" and "Reasons for the Recommendation of the Company Board."

        The Company has advised Purchaser and Parent that, as of the close of business on October 16, 2013, (i) 355,740,338 Shares (none of which were Shares subject to forfeiture restrictions or other restrictions ("Restricted Stock")) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of preferred stock were issued and outstanding, and (iii) 155,819,143 Shares were held in treasury. As of the close of business on October 16, 2013, the Company had no Shares or shares of preferred stock reserved for issuance, except for 45,126,289 Shares reserved for issuance pursuant to the Company stock plans (the "Company Stock Plans") (including 10,969,628 Shares for outstanding options to purchase shares of the Company's common stock ("Options"), 416,827 Shares for outstanding stock appreciation rights ("SARs"), 2,747,995 Shares for outstanding restricted stock units ("RSUs"), 5,083,088 Shares subject to outstanding performance units and performance shares ("Performance Awards") assuming a target level of performance and 8,845,990 Shares reserved for issuance pursuant to the Company Stock Purchase Plan). In addition, no Shares were held by a wholly owned subsidiary of the Company. As of October 16, 2013, the Adjusted Outstanding Share Number (as defined in Section 15—"Certain Conditions of the Offer" below) would be 374,541,049 Shares and the Minimum Tender Condition would be satisfied if at least 187,270,525 Shares are validly tendered and not validly withdrawn on or prior to the Expiration Time. See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Options, etc.; Stock Plans."

        Pursuant to the Merger Agreement, the board of directors of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation.

        This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Transactions (as defined in Section 11—"The Merger Agreement"). If the Minimum Tender Condition and all of the other conditions are satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger under Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL") without a vote of the Company's stockholders.

        Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares in the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.    Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will, immediately following the Expiration Time, accept for payment all Shares validly tendered prior to the Expiration Time and not properly withdrawn as permitted under Section 4—"Withdrawal Rights.". Purchaser will pay for all Shares accepted for payment as soon as practicable on the business day immediately following the date on which the Offer expires.

        The Offer is made only for Shares. Subject to the immediately following sentence, the Offer is not made for any Options, SARs, Restricted Stock, RSUs or Performance Awards. However, you may tender Shares purchased prior to the Expiration Time following the exercise of vested Options or SARs and Shares obtained prior to the Expiration Time from the vesting of Restricted Stock, RSUs or Performance Awards.

        The time of acceptance for payment of Shares, which pursuant to and subject to the conditions of the Offer shall occur immediately following the expiration of the Offer (which is expected to occur at 11:59 p.m., New York City time, on December 2, 2013, unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement), is referred to as the "Acceptance Time." The time at which sufficient funds for the payment of Shares pursuant to and subject to the conditions of the Offer and the Merger Agreement are deposited with the Paying Agent is referred to as the "Offer Closing." The date on which such Offer Closing occurs is referred to as the "Offer Closing Date." The time at which the Merger becomes effective is referred to as the "Effective Time."

        The Offer is conditioned upon, among other things, the absence of the termination of the Merger Agreement in accordance with its terms and satisfaction of the Minimum Tender Condition and the governmental authority condition and the other conditions described in Section 15—"Certain Conditions of the Offer."

        If, at the initial Expiration Time or any later then-scheduled Expiration Time, any condition to the Offer (other than the Minimum Tender Condition) has not been satisfied or waived, then Purchaser must extend the Offer, on one or more occasions, in consecutive increments of up to five business days (or such longer period as Purchaser and the Company may agree) until the condition has been satisfied or waived. If, at the initial Expiration Time or any later then-scheduled Expiration Time, all conditions to the Offer (other than the Minimum Tender Condition) have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Purchaser may and, if requested by the Company, must extend the Offer in increments of five business days; provided, however, that the maximum number of days that the Offer may be extended pursuant to this sentence is 20 business days unless requested or approved by the Company. Notwithstanding the foregoing, Purchaser shall not be required to extend the Offer beyond December 20, 2013 (the "Termination Date").

        Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Purchaser expressly reserves the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that without the consent of the Company, Purchaser cannot (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the conditions to the Offer or amend, modify or supplement any conditions to the Offer in any manner adverse to any holder of Shares, (v) except as expressly provided in the Merger Agreement, terminate, extend or otherwise amend or modify the Expiration Time of the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Shares or (viii) provide any subsequent offering period. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filings with the SEC.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of or payment for Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's or Parent's rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on Purchaser's behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, Purchaser's ability to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer, and by the terms of the Merger Agreement, which require Purchaser to pay for all Shares accepted for payment as soon as practicable on the business day immediately following the date on which the Offer expires.

        If Purchaser or Parent makes a material change in the terms of the Offer or the information concerning the Offer or if Purchaser or Parent waive a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. Purchaser understands that in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and then-scheduled Expiration Time equals or exceeds the minimum extension period that would be required because of such amendment.

        If, on or before the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        Purchaser is not permitted to provide a "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Exchange Act for the Offer without the consent of the Company, and Purchaser does not expect to provide or seek the Company's consent for a subsequent offering period.

        Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, the applicable rules and regulations of the SEC and subject to the final and non-appealable determination of a court of competent jurisdiction, not to accept for payment any Shares if, at the Expiration Time, any of the conditions to the Offer have not been satisfied. See Section 15—"Certain Conditions of the Offer." Under certain circumstances, Purchaser and Parent may terminate the Merger Agreement and the Offer. See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Termination."

        Optical Holding Company LLC, an affiliate of Parent ("Optical Holding"), has obtained a commitment from Cerberus Business Finance, LLC (the "Lender") to provide debt financing to

Purchaser (the "Debt Financing") consisting, in part, of a $140 million term loan facility (the "Term Loan") to finance a portion of the consideration payable in connection with the consummation of the Offer and the Merger. The Debt Financing also includes a $20 million revolving credit facility to finance working capital, capital expenditures, general corporate purposes of the Company and its subsidiaries after the Effective Time. It is not anticipated that the $20 million revolving credit facility will be drawn upon prior to the consummation of the Offer and the Merger.

        The Sponsors have collectively provided a commitment of up to $421,593,346 to Parent (the "Sponsor Financing") to fund the consideration payable to the Company's stockholders in connection with the consummation of the Offer and the Merger other than the Company Contribution (as defined below). The amount Fund IV is obligated to contribute pursuant to the Sponsor Financing will be reduced by any amount contributed to Parent pursuant to the Debt Financing and deposited by Parent with the Paying Agent (as defined below) for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of the holders of Shares that are entitled to receive the Merger Consideration in accordance with the Merger Agreement.

        The Company has agreed pursuant to the Merger Agreement to deposit $450 million (the "Company Contribution") with the Paying Agent, for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of holders of Shares that are entitled to receive the Merger Consideration, to fund a portion of the consideration payable in connection with the consummation of the Offer and the Merger.

        Parent and Purchaser anticipate that the Debt Financing, the Sponsor Financing and the Company Contribution, along with cash on hand at the Company, will be sufficient to fund the purchase of all the Shares in the Offer, to complete the Merger, to pay holders of outstanding equity incentive awards and to pay transaction fees and expenses related to the Offer and the Merger.

        The Offer is not conditioned upon Purchaser's ability to finance the purchase of Shares pursuant to the Offer, including the funding of the Debt Financing.

        Immediately following the Offer Closing, Purchaser and Parent expect to complete the Merger without a vote of the stockholders of the Company pursuant to Section 251(h) of the DGCL.

        The Company has provided Purchaser and Parent with the Company's stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," Purchaser will, immediately following the expiration of the Offer, accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        Purchaser will pay for all Shares accepted for payment as soon as practicable on the business day immediately following the date on which the Offer expires. As soon as practicable on that business day, Parent will deposit with the Paying Agent (as defined below), in immediately available funds, the aggregate amount payable in respect of Shares in the Offer and the Merger (other than the Company Contribution). The amount to be deposited by Parent with the Paying Agent is referred to as the "Parent Payment." Immediately following the deposit of the Parent Payment with the Paying Agent, the Company will deposit with the Paying Agent, in immediately available funds, the Company

Contribution (it being agreed that the Company has no obligation to deposit the Company Contribution with the Paying Agent earlier than immediately prior to the Effective Time of the Merger). The time following the Acceptance Time at which sufficient funds for the payment of Shares pursuant to and subject to the conditions of the Offer and the Merger Agreement are deposited with the Paying Agent (as defined below) is referred to as the "Offer Closing."

        The closing of the Merger will take place immediately following the Offer Closing, subject to the satisfaction or waiver of the conditions to the closing of the Merger described in this Offer to Purchase.

        All funds deposited with the Paying Agent by Parent and the Company (the Exchange Fund) will be for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of holders of Shares that are entitled to receive the Merger Consideration (as defined below). For purposes of determining the aggregate amount to be deposited, Parent will assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. In the event the Exchange Fund is insufficient to make the payments contemplated by the Merger Agreement, Parent will promptly deposit, or cause to be deposited, additional funds with the Paying Agent sufficient to make such payments. Parent will direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with the Merger Agreement.

        In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) (A) the certificates evidencing such Shares (the "Share Certificates") or (B) confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" (provided that if such Shares are direct registration Shares ("DRS Shares"), neither (A) nor (B) will be required, as provided in the Letter of Transmittal), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser or Parent gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's or Parent's rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on Purchaser's behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Purchaser pay interest on the Offer Price by reason of any extension of the Offer or any delay in making such payment for Shares.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3.    Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time; provided that if such Shares are DRS Shares, neither (A) nor (B) will be required, as provided in the Letter of Transmittal.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

        No Guaranteed Delivery.    There is no procedure for guaranteed delivery in the Offer and, therefore, tenders must be received by the Expiration Time.

        Guarantee of Signatures.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to the name of a person other than the registered holder, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) (A) Share Certificates evidencing such Shares or (B) a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3 (provided that if such Shares are DRS Shares, neither (A) nor (B) will be required, as provided in the Letter of Transmittal), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The method of delivery of Shares and Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Shares and Share Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.

        Irregularities.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, subject to the final and non-appealable determination of a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of which may, in the opinion of their respective counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of Purchaser, the Depositary, MacKenzie Partners Inc. (the "Information Agent") or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Any determination made by Purchaser or Parent with respect to the terms and conditions of the Offer may be challenged by the Company's stockholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon its acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of the Company's stockholders.

        Information Reporting and Backup Withholding.    Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding at a 28% rate. To avoid backup withholding, United States Stockholders (as defined in Section 5—"Certain United States Federal Income Tax Consequences") that do not otherwise establish an exemption should complete and return the Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), the taxpayer identification number ("TIN") provided is correct, and that such stockholder is not subject to backup withholding. If a United States Stockholder does not provide a correct TIN, such stockholder may be subject to backup withholding and penalties imposed by the IRS. Non-United States Stockholders (as defined in Section 5—"Certain United States Federal Income Tax Consequences") should submit the applicable and properly completed IRS Form W-8 attesting to their exempt foreign status in order to qualify as an exempt recipient and avoid backup withholding. Non-United States Stockholders should consult a tax advisor to determine which IRS Form W-8 is applicable to them.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder's United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. Stockholders are urged to consult their independent tax advisors as to the qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

4.    Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. In addition, if Purchaser has not made payment for your Shares by December 31, 2013 (the 60th day after date of the commencement of the Offer), you may withdraw them at any time until Purchaser accepts the Shares for payment.

        For a withdrawal to be effective, a written or electronic transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Time.

        Purchaser will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, subject to the final and non-appealable determination of a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

5.    Certain United States Federal Income Tax Consequences.

        The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. It does not address tax consequences applicable to holders of Options, SARs, Restricted Stock, Performance Awards, RSUs, performance units or performance shares. The summary is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The summary is based on current provisions of the Code, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Purchaser and Parent have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The summary applies only to stockholders of the Company in whose hands the Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the United States federal income tax consequences of the transactions to stockholders who will actually or constructively own any stock of the Company following the Offer and the Merger, to holders of equity awards under the Company's equity compensation plans, or to special classes of taxpayers (e.g., small business investment companies, personal holding companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans or other tax-deferred accounts, stockholders that are, or hold Shares through, partnerships or other pass-through entities for United States federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale, conversion or other risk reduction strategy or integrated transaction, and stockholders who received Shares in compensatory transactions, pursuant to the exercise or vesting of Options, SARs, Restricted Stock, Performance Awards, RSUs, performance units or performance shares, through a tax qualified retirement plan or otherwise as compensation). In addition, this summary does not address taxes other than United States federal income taxes.

        For purposes of this summary, the term "United States Stockholder" means a beneficial owner of Shares that, for United States federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, or of any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust's substantial decisions or (B) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. The term "Non-United States Stockholder" means a beneficial owner of Shares that, for United States federal income tax purposes, is not a United States Stockholder.

        If a partnership, or another entity treated as a partnership or treated as disregarded as an entity separate from its owner, for United States federal income tax purposes, holds Shares, the tax treatment of the partnership and its partners or members (or in the case of an entity that is disregarded, the tax treatment of its owner) generally will depend upon the status of the partner or member and the partnership's (or the owner's) activities. Accordingly, partnerships or such entities that hold Shares, and partners or members in (or owners of) those entities, are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax consequences of the Offer and the Merger on a beneficial owner of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.

        Consequences to United States Stockholders.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to United States Stockholders for United States federal income tax purposes. In general, a United States Stockholder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any applicable withholding taxes) and the United States Stockholder's adjusted tax basis in the Shares exchanged. Such gain or loss will be long-term capital gain or loss if a United States Stockholder's holding period for such Shares is more than one year. Long-term capital gain recognized by an individual is generally taxable at a reduced rate. In the case of Shares that have been held for one year or less, capital gain on the sale or exchange of such Shares generally will be subject to United States federal income tax as short-term capital gains, which are taxed at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations. Under certain circumstances, a federal Medicare tax of 3.8% may apply on the amount of gain (in addition to any long- or short-term capital gain tax) to a United States Stockholder that is an individual, estate or trust.

        If a United States Stockholder acquired different blocks of Shares at different times and at different prices, such stockholder must determine its tax basis and holding period separately with respect to each such block of Shares. Gain or loss will be determined separately for each block of Shares tendered pursuant to the Offer or exchanged for cash pursuant to the Merger.

        Consequences to Non-United States Stockholders.    Except as described in the discussion in Section 3—"Procedures for Accepting the Offer and Tendering Shares—Information Reporting and Backup Withholding," a Non-United States Stockholder generally will not be subject to United States federal income tax in connection with the exchange of Shares for cash pursuant to the Offer or the Merger, unless:

  •
  any gain is effectively connected with the Non-United States Stockholder's conduct of a trade or business within the United States and, if subject to an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-United States Stockholder in the United States;

  •
  in the case of an individual, the Non-United States Stockholder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied); or

  •
  the Company is or has been a "United States real property holding corporation" ("USRPHC"), for United States federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the disposition and the Non-United States Stockholder's holding period for its Shares and, if the Shares are "regularly traded on an established securities market" ("regularly traded"), the Non-United States Stockholder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Shares. The Company has represented in the Merger Agreement that it is not and was not a USRPHC for U.S. federal income tax purposes during the time described above.

        Income that is effectively connected with the conduct of a United States trade or business by a Non-United States Stockholder generally will be subject to regular United States federal income tax in the same manner as if it were realized by a United States Stockholder. In addition, if such Non-United States Stockholder is a corporation, any effectively connected earnings and profits (subject to adjustments) may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

        If an individual Non-United States Stockholder is present in the United States for at least 183 days during the taxable year of disposition, the Non-United States Stockholder may be subject to a flat tax rate of 30% (or a lower applicable treaty rate) on any United States-source gain derived from the sale, exchange, or other taxable disposition of Shares (other than gain effectively connected with a United States trade or business), which may be offset by United States-source capital losses.

        Backup Withholding.    A stockholder who exchanges Shares pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares—Information Reporting and Backup Withholding."

6.    Price Range of Shares; Dividends.

        The Shares currently trade on the NASDAQ Global Select Market ("NASDAQ") under the symbol "TLAB." The Shares and the shares of common stock of the predecessor of the Company have been listed on NASDAQ since July 15, 1980. The Company has advised Purchaser and Parent that, as of the close of business on October 16, 2013, (i) 355,740,338 Shares (none of which were Shares of Restricted Stock) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of preferred stock were issued and outstanding, and (iii) 155,819,143 Shares were held in treasury. As of the close of business on October 16, 2013, the Company had no Shares or shares of preferred stock reserved for issuance, except for 45,126,289 Shares reserved for issuance pursuant to the Company Stock Plans (including 10,969,628 Shares for outstanding Options, 416,827 Shares for outstanding SARs and 2,747,995 Shares for outstanding RSUs, 5,083,088 Shares subject to outstanding Performance Awards assuming a target level of performance and 8,845,990 Shares reserved for issuance pursuant to the Company Stock Purchase Plan (as defined below)). The Shares constitute the only outstanding class of securities of the

Company or its subsidiaries registered under the Securities Act of 1933, as amended (the "Securities Act"). In addition, no Shares were held by a wholly owned subsidiary of the Company.

        The following table sets forth, for the periods indicated, the high and low sale prices per Share and the cash dividend per Share for each quarterly period within the three preceding fiscal years, as reported on NASDAQ.

	High	Low	Cash Dividend
Year Ended December 31, 2011
First Quarter	$7.31	$4.87	$0.02
Second Quarter	5.47	3.98	0.02
Third Quarter	4.68	3.67	0.02
Fourth Quarter	4.75	3.78	0.02
Year Ended December 31, 2012
First Quarter	$4.41	$3.75	$0.02
Second Quarter	4.10	3.19	0.02
Third Quarter	3.86	2.91	0.02
Fourth Quarter(1)	3.63	2.30	1.02
Year Ending December 31, 2013
First Quarter	$2.36	$2.00	$0
Second Quarter	2.27	1.90	0
Third Quarter	2.50	1.98	0
Fourth Quarter (through October 30, 2013)	2.48	2.17	0

(1)
Includes a special dividend of $1 per share.

        On October 18, 2013, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on NASDAQ was $2.35 per Share. Therefore, the Offer Price of $2.45 per Share approximately represents a premium of 4.3% over the closing Share price on October 18, 2013, and 13.3% over the 180-day volume-weighted average closing Share price as of October 18, 2013. In addition, the Offer Price approximately represents a premium of 28.9% over the current 52-week-low closing share price, which occurred on April 17, 2013. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, the Company will not, and will not allow its subsidiaries to, declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof.

        Stockholders are urged to obtain a current market quotation for the Shares.

7.    Certain Information Concerning the Company.

        Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

        General.    Tellabs, Inc. was incorporated in 1975 as an Illinois corporation. In 1992, its stockholders approved the formation of a holding company structure. Under that new structure the stockholders of Tellabs, Inc., an Illinois corporation, became the stockholders of a new holding company, Tellabs, Inc., a

Delaware corporation. The Company's principal offices are located at One Tellabs Center, 1415 West Diehl Road, Naperville, Illinois 60563 and its telephone number is (630) 798-8800. The following description of the Company and its business has been taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and does not purport to be complete and is qualified in its entirety by reference to such Form 10-K: The Company's vision is to enrich people's lives by innovating the way the world connects. The Company's works toward that vision by designing and marketing equipment and services to communications-services providers worldwide.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, and Options, RSUs, Restricted Stock and Performance Awards granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on March 28, 2013. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC.

8.    Certain Information Concerning Parent and Purchaser.

        Parent is a Delaware limited liability company and Purchaser is Delaware corporation, and both Parent and Purchaser were formed solely for the purpose of completing the proposed Offer and Merger and have conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging the Sponsor Financing and the Debt Financing in connection with the Offer and the Merger. Each of Purchaser and Parent has minimal assets and liabilities other than the contractual rights and obligations related to the Merger Agreement and the Sponsor Financing and Debt Financing in connection with the Offer and the Merger. Upon the completion of the Merger, Purchaser will cease to exist and the Company will continue as the Surviving Corporation (as defined above in the Introduction). Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, neither Parent nor Purchaser will have any assets or liabilities or engage in activities other than those incidental to their formation and capitalization and the transactions contemplated by the Offer and the Merger.

        Purchaser is a wholly owned subsidiary of Parent. Parent and Purchaser are affiliated with the Sponsors and Marlin. Each of the Sponsors is a Delaware limited partnership and the principal business of each is to make private equity and other types of investments. The Sponsors have collectively provided a commitment of up to $421,593,346 to Parent to fund the consideration payable to the Company's stockholders in connection with the consummation of the Offer and the Merger other than the Company Contribution. The amount Fund IV is obligated to contribute pursuant to the Sponsor Financing will be reduced by any amount contributed to Parent pursuant to the Debt Financing and deposited by Parent with the Paying Agent for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of the holders of Shares that are entitled to receive the Merger Consideration in accordance with the Merger Agreement. See Section 9—"Source and Amount of Funds."

        Marlin, a Delaware limited liability company, is a global investment firm with over $2.6 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries where its capital base, industry relationships and extensive network of operational resources significantly strengthens a company's outlook and enhances value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 70 acquisitions. The firm is headquartered in Los Angeles, California with an additional office in London.

        The office address of each of Purchaser, Parent and the Sponsors is c/o Marlin Management Company, LLC, 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100. The office address of Marlin is 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the members, directors and executive officers of Purchaser, Parent, the Sponsors and Marlin are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of Purchaser, Parent, the Sponsors nor Marlin nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described above or in Schedule I or Schedule II hereto, (i) none of Purchaser, Parent, the Sponsors nor Marlin nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent, the Sponsors nor Marlin nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Purchaser, Parent, the Sponsors or Marlin or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations). Pursuant to the Sponsor Commitment Agreement (as defined in Section 9—"Source and Amount of Funds" below), the Sponsors have collectively committed to provide an aggregate amount up to $421,593,346 to Parent to fund the consideration payable to the Company's stockholders in connection with the consummation of the Offer and the Merger other than the Company Contribution. The amount Fund IV is obligated to contribute pursuant to the Sponsor Financing will be reduced by any amount contributed to Parent pursuant to the Debt Financing and deposited by Parent with the Paying Agent for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of the holders of Shares that are entitled to receive the Merger Consideration in accordance with the Merger Agreement. See Section 9—"Source and Amount of Funds."

        Except as set forth in this Offer to Purchase, none of Purchaser, Parent, the Sponsors or Marlin or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Purchaser, Parent and Marlin have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.    Source and Amount of Funds.

        Purchaser believes that the financial condition of Parent, Purchaser and their respective affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the Offer is being made for all outstanding Shares solely for cash; (iii) if Purchaser consummates the Offer, Purchaser expects to acquire all remaining Shares for the same cash price in the Merger; (iv) the Offer is not subject to any financing condition; and (v) Purchaser, Parent and their affiliates have received commitments in respect of funds sufficient (together with funds to be contributed by the Company) to purchase all Shares tendered pursuant to the Offer.

        Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $891 million. Purchaser anticipates funding these payments with a combination of the Debt Financing, the Sponsor Financing and the Company Contribution as described herein along with cash on hand at the Company. Funding of the Debt Financing and the Sponsor Financing is subject to the satisfaction of the conditions set forth in the Financing Commitment Letter and the Sponsor Commitment Agreement, respectively. The deposit of the Company Contribution with the Paying Agent is subject to the satisfaction of the conditions set forth in the Merger Agreement.

        The Sponsors have collectively delivered the Guaranty (as defined below) for the benefit of the Company, guaranteeing the payment of the Guaranteed Obligations (as described below) under the Merger Agreement. The aggregate limitation on the liability of the Sponsors for these obligations under the Guaranty is $421,593,346. By its acceptance of the benefits of the Guaranty, the Company acknowledged and agreed that recourse against the Sponsors under the Guaranty is the sole and exclusive remedy of the Company against the Sponsors or certain related persons to the Sponsors, except for certain claims based on fraud, under the Confidentiality Agreement (as described in Section 11—"The Merger Agreement; Other Agreements—Confidentiality Agreement"), the Sponsor Commitment Agreement and the Merger Agreement.

        As of the date of the Offer to Purchase, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing or the Sponsor Financing described herein is not available. The Offer is not conditioned upon Purchaser's ability to finance the purchase of Shares pursuant to the Offer, including the funding of the Debt Financing.

        Under the Merger Agreement, Parent and Purchaser may not agree to any amendments or modifications to, or grant any waivers of, any provision under the Debt Financing or Sponsor Financing without the written consent of the Company.

        Debt Financing.    On October 18, 2013, concurrently and in connection with the execution of the Merger Agreement, Optical Holding obtained a commitment (the "Financing Commitment Letter") from the Lender to provide the Debt Financing, consisting, in part, of the Term Loan, to finance a portion of the consideration payable in connection with the consummation of the Offer and the Merger. The Debt Financing also includes a $20 million revolving credit facility to finance working capital, capital expenditures and general corporate purposes of the Company and its subsidiaries after the Effective Time. It is not anticipated that the $20 million revolving credit facility will be drawn upon prior to the consummation of the Offer and the Merger.

        Funding of the Debt Financing is subject to the satisfaction of various conditions set forth in the commitment letter pursuant to which the Debt Financing will be provided (including, but not limited to, (i) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement and (ii) the funding of the Sponsor Financing) on or prior to the date of the closing thereof).

        The foregoing summary of the Financing Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Financing Commitment Letter, a copy of which is filed as Exhibit (b)(1) to the Schedule TO filed with the SEC, and is incorporated herein by reference.

        Sponsor Financing.    On October 18, 2013, concurrently and in connection with the execution of the Merger Agreement, Parent and Purchaser entered into a Sponsor Commitment Agreement (the "Sponsor Commitment Agreement") with the Sponsors. Pursuant to Sponsor Commitment Agreement, Fund III agreed to provide $13,320,000 to Parent and Fund IV agreed to provide up to $408,273,346 to Parent, in each case immediately prior to the Offer Closing, to be used to fulfill Parent's funding obligations with regards to the aggregate amounts required to be paid by Parent in accordance with the Offer and the Merger, as described in the Merger Agreement, and for the other Financing Uses (as defined in the Merger Agreement); provided, however, that Parent's funding obligations shall not include the Company Contribution. The amount Fund IV is obligated to contribute pursuant to the Sponsor Financing (as defined below) will be reduced by any amount contributed to Parent pursuant to the Debt Financing and deposited by Parent with the Paying Agent for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of the holders of Shares that are entitled to receive the Merger Consideration in accordance with the Merger Agreement. Each of the Sponsor's obligations to make the contributions pursuant to the Sponsor Commitment Agreement are subject to the satisfaction, or waiver by Parent and Purchaser, if permitted, of the conditions to Parent's and Purchaser's obligations to consummate the Offer (other than conditions that by their nature are to be satisfied at the Offer Closing, but subject to the prior or substantially concurrent satisfaction or waiver in writing of those conditions) and to the satisfaction of various conditions set forth in the commitment letter pursuant to which the Sponsor Financing will be provided (including, but not limited to, the requirement of substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement). The financing contemplated by the Sponsor Commitment Agreement, as may be amended and restated, and any permitted replacement financing, is referred to as the "Sponsor Financing." The Company is an express third-party beneficiary to the Sponsor Commitment Agreement and is entitled to specifically enforce the terms of the Sponsor Commitment Agreement on behalf of Parent and Purchaser.

        The foregoing summary of the Sponsor Commitment Agreement does not purport to be complete and is qualified in its entirety by reference to the Sponsor Commitment Agreement, a copy of which is filed as Exhibit (b)(2) to the Schedule TO filed with the SEC, and is incorporated herein by reference.

        Company Contribution.    Pursuant to the Merger Agreement, immediately after Parent and Purchaser deposit the Sponsor Financing (and, if applicable, the Debt Financing) with the Paying Agent and immediately prior to the Effective Time, the Company will deposit with the Paying Agent $450 million, for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of holders of Shares that are entitled to receive the Merger Consideration, to fund a portion of the consideration payable in connection with the consummation of the Offer and the Merger. In addition, Parent has agreed to cause the Company to pay, at the Effective Time, through Automatic Data Processing, Inc., as the Company's payroll agent, the Additional Payments (as defined in Section 11—"The Merger Agreement; Other Agreements—Treatment of Options, etc.; Stock Plans"), which, as of October 16, 2013, is estimated to be $20 million.

        Funding of the Company Contribution is subject to the satisfaction of various conditions set forth in the Merger Agreement (including, but not limited to, the deposit with the Paying Agent of the Sponsor Financing and the Debt Financing).

        For purposes of this Offer to Purchase, "Paying Agent" means Computershare Inc. or another U.S.-based nationally recognized financial institution designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to the Merger Agreement.

        The foregoing summary of the Company Contribution does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO filed with the SEC, and is incorporated herein by reference.

10.    Background of the Offer; Past Contacts or Negotiations with the Company.

  Background of the Offer

        The following is a description of contacts between and among representatives of Marlin, the Sponsors, Parent or Purchaser with representatives of the Company that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a more detailed discussion of the Company's activities relating to these contacts, please refer to the Schedule 14D-9 of the Company being mailed to stockholders with this Offer to Purchase.

        On February 20, 2013, a Marlin representative contacted Goldman Sachs & Co. ("Goldman Sachs") regarding a potential acquisition of the entire Company.

        In early March 2013, Marlin representatives met with Company management regarding a potential acquisition of the Company and began conducting preliminary due diligence.

        On March 21, 2013, Marlin submitted to Goldman Sachs a non-binding indication of interest in which Marlin proposed to acquire the Company for $2.35 per Share in cash.

        On May 16, 2013, the Company and Marlin entered into a confidentiality agreement (as amended or supplemented from time to time, the "Confidentiality Agreement") in connection with a possible negotiated business combination or other transactions between the parties and/or their affiliates.

        On May 23, 2013, representatives of Goldman Sachs sent Marlin a management presentation, which contained Company management's base case, upside and downside projections for the Company for 2013, 2014 and 2015 (as described in the Schedule 14D-9 of the Company).

        On June 6, 2013, Marlin submitted a non-binding indication of interest to acquire the Company for $2.35 per Share in cash.

        On June 10, 2013, Marlin was given access to the virtual data room set up by the Company and Goldman Sachs.

        On June 16, 2013, the Company circulated to Marlin an initial draft of the proposed Merger Agreement.

        On June 27, 2013, after conducting preliminary due diligence on the Company, Marlin submitted a proposal to acquire the Company for a purchase price of $2.26 per Share in cash, subject to reduction if the amount of the Company's cash and cash equivalents at closing was less than $539 million. In its proposal, Marlin explained that the proposed purchase price of $2.26 per Share was lower than Marlin's initial non-binding indication of interest due to a reduction in the Company's cash, cash equivalents and marketable securities from $572 million as of March 29, 2013 to an anticipated $539 million as of June 27, 2013. Marlin also submitted a revised draft of the Merger Agreement.

        In subsequent conversations with representatives of Goldman Sachs, a Marlin representative informed representatives of Goldman Sachs that Marlin was not willing to increase the proposed purchase price reflected in Marlin's June 27, 2013 proposal. However, Marlin agreed to eliminate the proposed downward price adjustment if the Company and its subsidiaries did not have at least $539 million in cash or cash equivalents at the closing, as long as it was a condition to closing that the Company's cash and cash equivalents had not been reduced by more than $50 million. Representatives of Goldman Sachs indicated that such an approach was not acceptable and that Marlin needed to increase its proposed purchase price.

        On July 12, 2013, a Marlin representative contacted Goldman Sachs requesting an update regarding the Company's performance and indicating a degree of flexibility in terms of increasing Marlin's proposed purchase price.

        On July 13, 2013, Goldman Sachs and members of the Company's management held a call with representatives of Marlin to discuss the Company's anticipated second quarter results and for the Company to answer additional questions posed by Marlin representatives. A Marlin representative indicated after this call that Marlin would submit a revised offer to purchase the Company on July 15, 2013.

        On July 15, 2013, Marlin submitted a revised proposal of $2.37 per Share in cash to acquire the Company with no downward adjustment if the Company did not have at least $539 million in cash or cash equivalents at the closing. Representatives of Goldman Sachs communicated to Marlin that this proposal was not sufficient but credible enough to continue discussions between the parties, and further discussions between Marlin representatives, the Company's management, and representatives of Goldman Sachs took place regarding price considerations.

        On July 17, 2013, a Marlin representative indicated to the Company that Marlin was prepared to increase its proposed purchase price from $2.37 per Share to $2.45 per Share in cash and requested a two-week exclusivity period to negotiate a potential acquisition.

        On July 19, 2013, Marlin's outside legal advisors, Schulte Roth & Zabel LLP ("SRZ"), received a revised draft of the merger agreement from the Company's outside legal advisors, Sidley Austin LLP ("Sidley Austin"), and Marlin sent to Goldman Sachs a draft exclusivity agreement following which the parties and their legal advisors commenced negotiating the same.

        On July 24, 2013, Marlin and the Company entered into an exclusivity agreement pursuant to which the Company agreed to exclusively negotiate and discuss an acquisition of the Company with Marlin until the earliest of July 31, 2013, the date on which the parties agree in writing to terminate negotiations or the date on which either party communicates to the other party in writing that it no longer desires to pursue the potential transaction.

        On July 31, 2013, the exclusivity agreement terminated according to its terms. Marlin proposed to the Company to extend the exclusivity period until August 7, 2013, but the Company declined to enter into such an extension.

        On August 20, 2013, the Company sent a letter to Marlin directing Marlin and all of its representatives return or destroy any confidential information that Marlin or such representatives received pursuant to the Confidentiality Agreement.

        On August 21, 2013, in light of the recently enacted Section 251(h) of the Delaware General Corporation Law, Marlin internally discussed restructuring the acquisition of the Company as a two-step all cash tender offer with a short-form back-end merger (the "Tender Offer Structure").

        On August 22, 2013, a Marlin representative contacted Goldman Sachs and proposed the Tender Offer Structure. The Company proposed that it and Marlin have an in-person meeting to discuss the Tender Offer Structure and the remaining open issues in the Merger Agreement.

        On August 23, 2013, Marlin sent the Company a revised issues list contemplating the new Tender Offer Structure and eliminating the minimum cash closing condition.

        On August 25, 2013, SRZ sent Sidley Austin and the Company a revised draft of the Merger Agreement to reflect the Tender Offer Structure and other terms.

        On September 27, 2013, a Marlin representative communicated that Marlin would no longer require that, prior to the execution of the Merger Agreement, certain key employees execute employment agreements relating to the acquisition.

        On October 3, 2013, at an in-person meeting at which representatives of Marlin, the Company and Goldman Sachs were present, Company management provided Marlin with an update on the business, including estimated third quarter 2013 results and an estimated revenue forecast for 2013. The Company also provided Marlin with an update of certain portions of the base case projections that had previously been provided to Marlin on May 23, 2013 (as described in the Schedule 14D-9 of the Company).

        On October 18, 2013, after the close of trading on NASDAQ, the Merger Agreement, the Sponsor Commitment Agreement and the Guaranty were executed by the Company, Parent, Purchaser and the Sponsors, as applicable, and the Financing Commitment Letter was executed by Optical Holding and the Lender.

        On October 21, 2013, before the opening of trading on NASDAQ, Marlin issued a press release announcing the execution of the Merger Agreement. The press release is filed as Exhibit (a)(5)(A) to the Schedule TO filed with the SEC, and is incorporated herein by reference.

        On November 1, 2013, Purchaser commenced the Offer.

  Past Contacts, Transactions, Negotiations and Agreements

        For more information on the Merger Agreement and the other agreements between the Company and Purchaser and their respective related parties, see Section 8—"Certain Information Concerning Parent and Purchaser," Section 9—"Source and Amount of Funds," and Section 11—"The Merger Agreement; Other Agreements."

11.    The Merger Agreement; Other Agreements.

  Merger Agreement

        The following is a summary of material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO filed with the SEC, and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Parent, Purchaser or the Company. Such information can be found elsewhere in this Offer to Purchase.

        The Merger Agreement has been filed solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants which were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that are different from what may be viewed as material by holders of Shares. Additionally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer as promptly as reasonably practicable, but in any event within 10 business days after the Merger Agreement is executed. The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for Shares validly tendered in the Offer is subject to the conditions described in Section 15—"Certain Conditions of the Offer" (the "Offer Conditions"). Subject to the satisfaction of the Minimum Tender Condition (as defined in Section 15—"Certain Conditions of the Offer") and the other conditions that are described in Section 15—"Certain Conditions of the Offer," Purchaser will, and Parent will cause Purchaser to, immediately following the expiration of the Offer (if each Offer Condition shall have been satisfied, or if permitted by the Merger Agreement, waived at such time) accept for payment all Shares that Purchaser becomes obligated to purchase pursuant to the Offer and following such acceptance, as soon as practicable on the business day that immediately follows the date on which the Offer expired, pay for all such Shares (subject to any applicable withholding taxes pursuant to the Merger Agreement) (as it may be extended and re-extended as described below and in compliance with applicable laws) in compliance with Rule 14e-1(c) under the Exchange Act.

        Pursuant to the Merger Agreement, Purchaser expressly reserved the right to waive any Offer Conditions or modify the terms of the Offer, except that the Company's prior written approval is required for Purchaser to:

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  reduce the number of Shares subject to the Offer;

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  reduce the Offer Price;

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  amend, modify or waive the Minimum Tender Condition;

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  add to the Offer Conditions or amend, modify or supplement any Offer Conditions in any manner adverse to the holders of Shares;

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  terminate, extend or otherwise amend or modify the Expiration Time of the Offer, other than in accordance with the Merger Agreement;

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  change the form of consideration payable in the Offer;

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  otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of the Shares; or

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  provide any "subsequent offering period" within the meaning of Rule 14d-11 under the Exchange Act.

        The Offer is initially scheduled to expire at 11:59 p.m., New York City time, on December 2, 2013, but may be extended and re-extended as described below. The Merger Agreement provides that if at the initial or at any subsequent Expiration Time of the Offer any Offer Condition (other than the Minimum Tender Condition) is not satisfied or, to the extent waivable in accordance with the terms of the Merger Agreement, has not been waived by Purchaser or Parent, Purchaser will, and Parent will cause Purchaser to, (i) extend the Offer for one or more periods in consecutive increments of up to five business days (or such longer period as the parties to the Merger Agreement may agree) and (ii) extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, however, that Purchaser is not required to extend the Offer beyond the Termination Date. In addition, the Merger Agreement provides that if at the initial or at any subsequent Expiration Time of the Offer each Offer Condition (other than the Minimum Tender Condition) shall have been satisfied or waived and the Minimum Tender Condition shall not have been satisfied, Purchaser may, and if requested by the Company, Purchaser will and Parent will cause Purchaser to, extend the Offer for one or more periods in consecutive increments of five business days; provided, however, that Purchaser shall not be required to extend the Offer by more than 20 business days unless requested or approved by the Company; provided, further, that Purchaser is not required to extend the Offer beyond the Termination Date.

        The Merger Agreement provides that Purchaser shall irrevocably and unconditionally terminate the Offer if (i) at any then-scheduled expiration of the Offer (a) each condition to the Offer has been satisfied or waived (other than the Minimum Tender Condition), (b) the Minimum Tender Condition shall not have been satisfied and (c) no further extensions or re-extensions of the Offer are permitted or required under the Merger Agreement or (ii) the Merger Agreement is terminated pursuant to its terms. If the Offer is terminated or withdrawn by Purchaser or the Merger Agreement is terminated pursuant to its terms, then Purchaser must promptly return, and shall cause any depositary acting on behalf of Purchaser to return, in accordance with applicable law, all tendered Shares to the registered holders thereof. The termination of the Offer pursuant to clause (i) of this paragraph is referred to herein as the "Offer Termination." Pursuant to the Merger Agreement, the Offer Termination will give rise to a right of termination of the Merger Agreement.

        Payments In Connection with Offer Closing and Merger Closing.    Purchaser will pay for all Shares accepted for payment as soon as practicable on the business day immediately following the date on which the Offer expires. As soon as practicable on that business day, Parent will deposit with the Paying Agent, in immediately available funds, the aggregate amount payable in respect of Shares in the Offer and the Merger (other than the Company Contribution) (such amount, the "Parent Payment"). Immediately following the deposit of the Parent Payment with the Paying Agent, the Company will deposit with the Paying Agent, in immediately available funds, the Company Contribution (it being agreed that the Company has no obligation to deposit the Company Contribution with the Paying Agent earlier than immediately prior to the effective time of the Merger). The time following the Acceptance Time at which sufficient funds for the payment of Shares pursuant to and subject to the conditions of the Offer and the Merger Agreement are deposited with the Paying Agent (as defined below) is referred to as the "Offer Closing."

        The Exchange Fund will be for the benefit of the holders of Shares that Purchaser becomes obligated to purchase pursuant to the Offer and for the benefit of holders of Shares that are entitled to receive the Merger Consideration. For purposes of determining the aggregate amount to be deposited, Parent will assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. In the event the Exchange Fund is insufficient to make the payments contemplated by the Merger Agreement, Parent will promptly deposit, or cause to be deposited, additional funds with the Paying Agent sufficient to make such payments. Parent will direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with the Merger Agreement.

        The Merger.    The Merger Agreement provides that, immediately following the Offer Closing and the satisfaction or waiver of the conditions set forth therein, and in accordance with the DGCL, at the Effective Time:

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  Purchaser will be merged with and into the Company, and the separate existence of Purchaser will cease;

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  the Company will continue as the Surviving Corporation after the Merger; and

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  the Surviving Corporation will succeed to all rights and obligations of Purchaser and the Company in accordance with Section 259 of the DGCL and (i) the Certificate of Incorporation of the Company will, by virtue of the Merger, be amended in its entirety to read as set forth in Exhibit A of the Merger Agreement, (ii) the bylaws of the Company will, by virtue of the Merger, be amended and restated to be identical to the bylaws of Purchaser in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall continue to be "Tellabs, Inc.", (iii) the directors of the Surviving Corporation will, from and after the Effective Time, be the respective individuals who are directors of Purchaser immediately prior to the Effective Time, and (iv) the officers of the Surviving Corporation will, from and after the Effective Time, be the respective individuals who are officers of the Company immediately prior to the Effective Time.

        The respective obligation of each party to complete the Merger is subject to the satisfaction or mutual waiver in writing if permissible under applicable law, at or prior to the Effective Time, of each of the following conditions:

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  no national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body (each, a "Governmental Entity") shall have issued, enacted, entered, promulgated or enforced any law, order, injunction or decree that is in effect and renders the making of the Offer or the consummation of the Offer or the Merger illegal or prohibits, enjoins or otherwise prevents the Merger; provided, however, that this condition is not available to any party (i) if the condition is not satisfied as a result of such party's failure to fulfill its obligations under the Merger Agreement to take appropriate actions and make consents and filings as specified in the Merger Agreement and (ii) in connection with or as a result of any law, order, injunction or decree issued by any non-U.S. governmental authority pursuant to or under any competition, antitrust, merger control or investment laws; and

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  the Offer Closing shall have occurred.

        The respective obligation of each party to complete the Merger was also subject to the condition that the waiting period (and any extensions thereof) relating to the acquisition of Shares by Purchaser pursuant to the Offer or the consummation of the Merger under the HSR Act shall have expired or been terminated (the "Antitrust Condition"). On October 29, 2013, Parent and the Company were notified that the applicable agencies of the U.S. government have granted early termination of the applicable waiting periods under the HSR Act relating to the purchase of Shares pursuant to the Offer and consummation of the Merger. Therefore, the Antitrust Condition has been satisfied. The Offer and the Merger are not conditioned on the receipt of approval under any other antitrust or competition laws.

        Effect on Capital Stock at the Effective Time.    Pursuant to the Merger Agreement, at the Effective Time:

  •
  each Share issued and outstanding immediately prior to the Effective Time, other than (i) Shares owned by Parent, Purchaser or the Company or any other wholly owned subsidiary of

    Parent or the Company and (ii) Shares held by a person who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their Shares (each Share described in (i) or (ii) is referred to herein as an "Excluded Share" and, collectively, "Excluded Shares"), will be converted into the right to receive an amount in cash equal to the Offer Price (the "Per Share Merger Consideration"), subject to any applicable withholding taxes and without interest, and each Share (other than the Excluded Shares) will cease to be outstanding, be canceled and cease to exist, and will thereafter represent only the right to receive the Per Share Merger Consideration, subject to any applicable withholding taxes and without interest;

  •
  each Excluded Share will cease to be outstanding, be canceled without payment of any consideration therefor and cease to exist; provided, however, that the Excluded Shares described in subpart (ii) in the foregoing bullet point shall thereafter represent the right to receive the payment to which the holder of such Share is entitled under Section 262 of the DGCL; and

  •
  each share of Purchaser's common stock issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

        Treatment of Options, etc.; Stock Plans.    Pursuant to the Merger Agreement, immediately prior to the Effective Time, each Option and each SAR, in each case, granted under any of the Company Stock Plans that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will be vested in full and will be canceled and converted into the right of the holder to receive an amount in cash equal to the product of (i) the total number of Shares subject to such cancelled Option or SAR and (ii) the excess, if any, of the Offer Price over the exercise price per Share subject to such cancelled Option or SAR, without interest and less any required withholding taxes (such amounts, the "Option/SAR Payments"); provided, however, that (i) any such Option or SAR with respect to which the exercise price per Share subject thereto is equal to or greater than the Offer Price shall be cancelled in exchange for no consideration and (ii) such Option/SAR Payments may be reduced by the amount of any required tax withholdings as provided in the Merger Agreement. As a result, as of the Effective Time, all Options and SARs will automatically cease to be outstanding and each holder of an Option or SAR will cease to have any rights other than the right to receive the Option/SAR Payments (if any).

        Pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding award of Restricted Stock granted pursuant to any of the Company Stock Plans shall vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares shall lapse.

        Pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding award of RSUs (each, an "RSU Award") granted pursuant to any of the Company Stock Plans shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (i) the Offer Price multiplied by (ii) the number of RSUs subject to such RSU Award, without interest (such amounts, the "RSU Payments") (less any required tax withholdings as provided in the Merger Agreement).

        Pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding Performance Award with respect to Shares granted pursuant to any of the Company Stock Plans shall be fully vested and paid out. For purposes of determining the number of Shares earned pursuant to any pending performance period under such Performance Award, the applicable performance goals shall be deemed to have been satisfied at the greatest of (i) 100% of the target level of performance, (ii) the actual measured level of performance determined as of the Effective Time, and (iii) the level of performance that is deemed to have been satisfied under the terms of the applicable Performance Award agreement. Each Performance Award shall be cancelled as of immediately prior to the Effective

Time and, in exchange therefor, the holder of such cancelled Performance Award shall be entitled to receive, in consideration of the cancellation of such Performance Award and in settlement therefor, an amount in cash equal to the product of (a) the Offer Price and (b) the number of Shares earned or deemed to have been earned as determined pursuant to the Merger Agreement, without interest (such amounts, the "Performance Award Payments" and together with the Option/SAR Payments and RSU Payments, the "Additional Payments") (less any required tax withholdings as provided in the Merger Agreement). Parent has agreed to cause the Company to pay the Additional Payments through the Company's payroll agent at the Effective Time.

        As of the Effective Time, all the Company Stock Plans shall terminate, and, following the date of the Merger Agreement, no further Options, SARs, Restricted Stock, RSUs, Performance Awards or other rights with respect to Shares shall be granted except as permitted under the Merger Agreement.

        As of the Effective Time, the 2005 the Company Employee Stock Purchase Plan (the "Company Stock Purchase Plan") shall terminate without this creating any obligation on the part of Parent or the Surviving Corporation to provide similar benefits or compensation for such termination after the Effective Time.

        Adjustments to Prevent Dilution.    The Merger Agreement provides that, between the date of the Merger Agreement and the Effective Time, if the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Offer Price and Per Share Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event.

        Merger Without a Vote.    The Merger Agreement provides that the Merger shall be governed by Section 251(h) of the DGCL and shall be effected immediately following the Offer Closing. The Merger Agreement provides that the Offer Closing will occur as soon as practicable on the business day that immediately follows the Acceptance Time.

        Assuming the Minimum Tender Condition has been satisfied, no vote of stockholders of the Company shall be required to adopt the Merger Agreement or approve the Transactions. Upon the terms and subject to the conditions of the Merger Agreement, the Board shall recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer (the "Company Recommendation").

        Representations and Warranties.    The Merger Agreement has been filed solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants which were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that are different from what may be viewed as material by holders of Shares. Additionally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

        In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters related to the Company and its subsidiaries, such as organization, standing, qualification, power and authority;

  •
  its and its subsidiaries' capital structure and equity interests in other persons;

  •
  authority relating to the Merger Agreement and the transactions contemplated thereby (the "Transactions") and required approvals and consents;

  •
  validity of the Merger Agreement;

  •
  governmental filings and certain other governmental and other third-party consents and approvals, and no violations of organizational or governance documents;

  •
  its permits and licenses;

  •
  its compliance with laws;

  •
  its SEC filings and financial statements;

  •
  its compliance with the Sarbanes-Oxley Act of 2002, as amended, the Securities Act, the Exchange Act, and the rules and regulations of NASDAQ;

  •
  the (i) accuracy and compliance with the applicable requirements of the Exchange Act of the documents to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company's stockholders in connection with the Transactions (collectively, the "Company Disclosure Documents"), including the Schedule 14D-9 and (ii) the accuracy of information furnished to Parent or Purchaser in writing specifically for use in the Schedule TO, this Offer to Purchase and the other documents ancillary to the Schedule TO;

  •
  its disclosure controls and procedures;

  •
  the absence of certain changes;

  •
  the absence of undisclosed liabilities;

  •
  litigation;

  •
  employee benefit plans, ERISA matters and certain related matters;

  •
  labor matters;

  •
  taxes;

  •
  real property and personal property;

  •
  environmental matters;

  •
  intellectual property;

  •
  material contracts;

  •
  insurance;

  •
  opinion of financial advisor;

  •
  the inapplicability of state takeover statutes;

  •
  vote required;

  •
  brokers and finders; and

  •
  business practices, including compliance with the Foreign Corrupt Practices Act of 1977.

        Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any change, circumstance, event or effect (each an "Effect") that, is, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a "Company Material Adverse Effect":

  (i)
  the entry into or the announcement or pendency of the Merger Agreement or the Transactions or the consummation of the Transactions, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and its subsidiaries following the Effective Time and (iii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators;

  (ii)
  any Effect affecting the economy or the financial or securities markets in the United States or elsewhere in the world or any Effect affecting any business or industries in which the Company and its subsidiaries operate;

  (iii)
  the suspension of trading in securities generally on NASDAQ;

  (iv)
  any change in any applicable law or GAAP or the interpretation of any of the foregoing;

  (v)
  any action taken by the Company and its subsidiaries that is expressly required by the Merger Agreement;

  (vi)
  the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism;

  (vii)
  the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or

  (viii)
  any changes in the market price or trading volume of the equity securities of the Company, any changes in the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency, any changes in any analyst's recommendations or ratings with respect to the Company or any of its subsidiaries or any failure of the Company to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the Merger Agreement (it being understood that the exceptions in this clause (viii) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (vii)) from being taken into account in determining whether a Company Material Adverse Effect has occurred).

provided, however, that with respect to the exceptions in clauses (ii), (iii), (iv), (vi) and (vii), such Effects shall be taken into account to the extent they materially and disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and its subsidiaries operate.

        In the Merger Agreement, each of Parent and Purchaser have made customary representations and warranties to the Company with respect to:

  •
  corporate matters, such as organization, standing, qualification, power and authority;

  •
  authority relating to the Merger Agreement and the transactions contemplated thereby and required approvals;

  •
  validity of the Merger Agreement;

  •
  governmental filings and certain other governmental and other third-party consents and approvals, and no violations of organizational or governance documents;

  •
  the accuracy of information furnished to the Company in writing for inclusion in the Company Disclosure Documents;

  •
  litigation;

  •
  capitalization of Purchaser;

  •
  no "interested stockholder" status under the DGCL for any of Parent or Purchaser during the last three years;

  •
  financing;

  •
  guaranty; brokers and finders;

  •
  source and amount of funds;

  •
  solvency;

  •
  absence of certain arrangements with the Company's stockholders, management and directors;

  •
  investment intention; and

  •
  Parent's affiliates' optical network business.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality." None of the representations or warranties contained in the Merger Agreement survive the consummation of the Merger or the termination of the Merger Agreement.

        Interim Operations.    Except as permitted by the terms of the Merger Agreement, as set forth in the Company's confidential disclosure letter delivered pursuant to the Merger Agreement, as required by applicable law, any Governmental Entity of competent jurisdiction or the rules or regulations of NASDAQ, or unless Parent has otherwise agreed in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company has agreed that, from the date of the Merger Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, (i) conduct its operations in the ordinary course of business, substantially consistent with past practice and (ii) use commercially reasonable efforts to maintain substantially intact its business organization insurance coverage, business relationships and the goodwill of those having business relationships with it, in each case, to the extent permitted by the Merger Agreement.

        Without limiting the generality of the foregoing, except as permitted by the terms of the Merger Agreement, as set forth in the Company's confidential disclosure letter, as required by applicable law, any Governmental Entity of competent jurisdiction or the rules or regulations of NASDAQ, or unless Parent has otherwise consented in writing (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of the Merger Agreement and the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

  •
  amend its certificate of incorporation, by-laws or equivalent organizational or governing documents;

  •
  issue or authorize the issuance of any equity securities in the Company or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (i) the issuance of Shares upon the exercise of Options and the vesting of RSUs and Performance Awards, in each case outstanding as of the date of the Merger Agreement or otherwise permitted to be granted under the Merger Agreement, (ii) grants of Options, Restricted Stock, RSU Awards and Performance Awards in each case that are required to be granted pursuant to agreements already in effect as of the date of the Merger Agreement and (iii) grants of Options, Restricted Stock, RSU Awards and Performance Awards in each case in the ordinary course of business substantially consistent with past practice and not in excess of the amount set forth in the Company's confidential disclosure letter;

  •
  adjust, split, combine, recapitalize or reclassify any capital stock or other equity interest;

  •
  other than in the ordinary course of business, sell, pledge, dispose of, transfer, lease, license or encumber any material property or material assets of the Company or any of its subsidiaries, except pursuant to existing contracts;

  •
  declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof;

  •
  other than (i) in connection with the exercise of any outstanding Options permitted by the terms of such Options, or the payment of related withholding taxes, by net exercise or by the tendering of shares, or tax withholdings on the vesting or payment of Restricted Stock, RSUs and Performance Awards or (ii) the purchase of shares pursuant to existing "10b5-1" plans, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

  •
  merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more of its subsidiaries with or into one or more of its other subsidiaries;

  •
  make or offer to make any acquisition of a material business (including by merger, consolidation or acquisition of stock or assets), other than any acquisitions for consideration that is individually not in excess of $5 million, or in the aggregate not in excess of $10 million;

  •
  incur any indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned subsidiary of the Company) for borrowed money, except (i) in connection with refinancings of existing indebtedness in an amount not to exceed $5 million in the aggregate outstanding at any one time, (ii) for borrowings (including letters of credit and performance bonds) in the ordinary course of business, consistent with past practice, in an amount not to exceed $5 million in the aggregate outstanding at any one time, (iii) indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $5 million in the aggregate outstanding at any one time or (iv) for foreign exchange hedges and related contracts entered into in the ordinary course of business;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned subsidiary of the Company) other than loans made in the ordinary course of business not to exceed $5 million in the aggregate;

  •
  except to the extent required by law or the terms of any of the Company benefit plan or as specifically contemplated by the Merger Agreement: (i) other than as required by any agreement in effect as of the date of the Merger Agreement, increase the compensation or benefits payable or to become payable to its directors, officers or employees in an aggregate amount in excess of the limits set forth on the Company's confidential disclosure letter; (ii) other than in the ordinary course of business in connection with the hiring of new employees, grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement; (iii) except for amendments to any of the Company benefit plans in the ordinary course of business, establish, terminate, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance, change-in-control or other plan or agreement; or (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any of the Company benefit plan;

  •
  except in each case to the extent required by law, file any material tax return materially inconsistent with past practice, make any material tax election inconsistent with past practice, change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, enter into any closing or similar agreements relating to a material amount of taxes, accept or approve any material proposed adjustment to any tax liability, materially amend any material tax return, surrender any right to claim a material tax refund or consent in writing to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment (except for any such consent given in the ordinary course of business);

  •
  make any material change in accounting policies or procedures, other than as required by GAAP, applicable law or any Governmental Entity with competent jurisdiction;

  •
  make any capital expenditures that individually or in the aggregate exceed $15 million;

  •
  terminate or permit any of the Company permits to lapse, other than in accordance with the terms and regular expiration of any of the Company permits, or fail to apply on a timely basis for any renewal of any renewable Company permits, except to the extent such termination, lapse or failure to apply for renewal would otherwise have been permitted to occur in the ordinary course of business;

  •
  engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would be required to be disclosed under such Item 404 other than those in existence on the date of the Merger Agreement;

  •
  fail to use reasonable best efforts to maintain in full force and effect insurance policies of the type and with generally comparable coverage to such insurance policies in place on the date of the Merger Agreement;

  •
  subject to the other provisions of the Merger Agreement, settle or compromise any proceeding or series of proceedings, individually or in the aggregate, in an amount in excess of $2,500,000 (net of any amount covered by insurance or indemnification);

  •
  enter into any pay or performance guarantees or agreements to indemnify any other person, other than (i) pay or performance guarantees or agreements to indemnify under which neither the Company nor any of its subsidiaries will have any obligations following the Effective Time or

    (ii) such as would not require the approval of any of the Company's employees at the "4" or "5" level under operating procedures set forth in the Company's confidential disclosure letter;

  •
  (i) amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Company's material contracts (as specified in the Merger Agreement) or (ii) enter into any other contract which would be such a material contract if executed, except, in the case of clause (i) and (ii) such as would not require the approval of any of the Company's employees at the "4" or "5" level under operating procedures set forth in the Company's confidential disclosure letter;

  •
  except for actions taken in the reasonable business judgment of the Company or any of its subsidiaries, abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any of the Company's intellectual property rights (as specified in the Merger Agreement), including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, or to maintain and protect its interest in the Company's intellectual property rights; provided, that, for the avoidance of doubt, the parties acknowledge that the abandonment, disclaimer, non-renewal, or failure to pay fees with respect to the items of registered Company's intellectual property rights so identified in the Company's confidential disclosure letter shall be deemed to be taken in the Company's reasonable business judgment; or

  •
  authorize or enter into any agreement to do any of the things described in the preceding bullet points.

        Access to Information.    Until the Effective Time, except as set forth in the Merger Agreement and subject to applicable law, the Company agrees to (and to cause its subsidiaries to) (i) provide to Parent and Purchaser and their respective representatives reasonable access during normal business hours, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof; (ii) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and any of its subsidiaries as Parent or its representatives may reasonably request and (iii) within a reasonable time following the request thereof by Parent, use reasonable best efforts to arrange such meetings and telephone conferences with such customers and suppliers of the Company and any of its subsidiaries as may be reasonably requested by Parent.

        Directors' and Officers' Indemnification and Insurance.    Parent will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of its subsidiaries, each fiduciary under benefit plans of the Company or any of its subsidiaries and each such person who performed services at the request of the Company or any of its subsidiaries against (i) all liabilities arising at or prior to the Effective Time to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of the Company or any of its subsidiaries and (ii) all liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such liability, the Surviving Corporation will pay the reasonable fees and expenses of counsel selected by the indemnified parties.

        The Merger Agreement also provides for certain insurance policies to be maintained. Specifically, the Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the Effective Time for events occurring prior to the Effective Time that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company's existing directors' and officers' liability insurance policy. If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase or continue to maintain in effect (as applicable) for a period of at least six years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) such insurance policy in place as of the date of the Merger Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company's existing policies as of the date of the Merger Agreement.

        If Parent or the Surviving Corporation or any of their respective successors or assigns consolidates or merges into any other entity in which it is not the continuing or surviving entity or transfers all or substantially all of its properties and assets, then such successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations summarized in this Section 11—"The Merger Agreement; Other Agreements—Directors' and Officers' Indemnification and Insurance."

        The persons covered by the provisions of the Merger Agreement described in this Section 11 as well as their heirs, executors, administrators and representatives are intended third-party beneficiaries with respect to such provisions.

        Appropriate Actions; Consents; Filings.    Each of Parent and the Company has agreed to use its reasonable best efforts to consummate the Transactions, including (i) promptly obtain all actions or nonactions, consents, permits, waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable, and in any event within ten business days after the date of the Merger Agreement, make and not withdraw (without the Company's consent) all registrations and filings with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Transactions, including the filings required of the parties to the Merger Agreement or their "ultimate parent entities" under the HSR Act or any other Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its affiliates is a party challenging or affecting the Merger Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Entity challenging the Merger Agreement or the Transactions, and (vi) execute and deliver any additional instruments necessary or advisable to consummate the Transactions.

        With respect to certain regulatory matters, and without limiting the provisions described above in this Section 11—"The Merger Agreement; Other Agreements—Appropriate Actions; Consents; Filings":

  •
  Parent shall promptly take (and shall cause each of its affiliates to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions, and obtain all approvals and consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as practicable; provided that such actions shall only be deemed to require accepting operational restrictions or limitations on, and committing to or effecting the sale, license, disposition or holding separate of, such assets or businesses of Parent, Purchaser, the Company, the Surviving Corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required to obtain such approvals or consents of such

    Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions (such actions, "Antitrust Divestitures") if such Antitrust Divestitures would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Optical Holding and its subsidiaries, or a Company Material Adverse Effect, immediately after giving effect to the Merger.

  •
  The Company may make, subject to the condition that the Transactions actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the Transactions) as are required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions.

  •
  Each of Parent, Purchaser and the Company shall give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Transactions, keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding and promptly inform the other parties of any communication to or from any Governmental Entity regarding the transaction.

        For purposes of this Offer to Purchase, "Antitrust Laws" means, the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment laws.

        As described below under "Section 16—Certain Legal Matters; Regulatory Approvals", on October 29, 2013, Parent and the Company were notified that the applicable agencies of the U.S. government have granted early termination of the applicable waiting periods under the HSR Act, relating to the purchase of Shares pursuant to the Offer and consummation of the Merger.

        Publicity.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

        Employee Matters.    Parent agreed that, for the period beginning at the Effective Time and continuing through the period ending on the first anniversary thereof, it shall provide or shall cause its subsidiaries (including the Surviving Corporation) to provide (i) base salary, wages, bonus opportunities and long-term incentive compensation opportunities (in the form of equity-based or cash-based awards or a combination thereof, and severance benefits) to each employee of the Company and its subsidiaries immediately prior to the Effective Time (each, a "Company Employee") that are substantially comparable, in the aggregate, to the rate of base salary, wages, bonus opportunities and long-term incentive compensation opportunities (in the form of equity-based or cash-based awards or a combination thereof, and severance benefits) provided to such Company Employee immediately prior to the Effective Time; and (ii) employee benefits (other than equity-based compensation or retiree medical benefits) to each Company Employee that are substantially comparable, in the aggregate, to the employee benefits (other than equity-based compensation or retiree medical benefits) provided to such Company Employee immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or shall cause its subsidiaries, including the Surviving Corporation, to assume, honor and continue all of the Company's and its subsidiaries' employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or its subsidiaries and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Effective Time.

        The Company shall take all necessary actions such that no Shares may be purchased under the Company Stock Purchase Plan on or after the date of the Merger Agreement. As of the Effective Time, the Company Stock Purchase Plans shall terminate without this creating any obligation on the part of Parent or the Surviving Corporation to provide similar benefits or compensation for such termination after the Effective Time. Parent and Purchaser have each agreed to cause Optical Holding to comply with the foregoing to the full extent that Parent and Purchaser are required to do so.

        Financing.    Parent and Purchaser shall not agree to any amendments or modifications to, or grant any waivers of, any provision under the financing commitments without the prior written consent of the Company. Parent and Purchaser have acknowledged and agreed that their obligations under the Merger Agreement, including their obligations to consummate the Transactions, are not subject to, or conditioned on, receipt of the Financing or any other financing. Parent and Purchaser shall not, without the prior written consent of the Company, prior to or in connection with the Merger Closing or the Offer Closing, permit or arrange any debt financing to which the Company or any of its subsidiaries will be a party or by which any of their respective assets will be subject or bound other than the Debt Financing.

        In connection with the Debt Financing, prior to the Merger Closing, the Company shall provide to Parent and Purchaser, at Parent's sole expense, customary cooperation reasonably requested by Parent and Purchaser that is necessary in connection with the arrangement and consummation of the Debt Financing, including (in each case, to the extent reasonably requested): (i) participating in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions between senior management and prospective lenders; (ii) providing reasonable and customary assistance with the preparation of documents customarily required in connection with bank debt financings and, to the extent required under the Financing Commitment Letter, providing all documentation and other information relating to the Company or any of its subsidiaries reasonably required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001; (iii) executing and delivering any pledge and security documents or other definitive financing documents as may be reasonably requested by Parent or Purchaser, and any documents reasonably requested by Parent or Purchaser in connection with the preparation of intellectual property schedules of the Company intellectual property rights, or otherwise reasonably facilitating the pledging of collateral; (iv) using reasonable best efforts to assist Parent in obtaining surveys, legal opinions from local outside counsel (and not internal counsel or New York or Delaware counsel) and title insurance as reasonably requested by Parent or Purchaser for the Debt Financing; and (v) (A) taking all actions reasonably necessary to (1) permit the prospective lenders involved in the Debt Financing to evaluate the Company's and its subsidiaries' current assets, and cash management and accounting systems, policies and procedures relating thereto, for the purpose of establishing collateral arrangements to the extent reasonable and customary, (2) establish customary bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (3) permit representatives of the prospective lenders to conduct customary commercial field examinations, customary inventory appraisals and a customary appraisal of the owned real property, and (B) using commercially reasonable efforts to make audits and appraisals delivered for purposes of any credit facility available to Parent. Notwithstanding the foregoing, (a) nothing in the Merger Agreement shall require any cooperation or other action to the extent it would materially interfere with the business or operations of the Company or its subsidiaries, (b) neither the Company nor its subsidiaries shall be required to commit to take any action that is not contingent upon the Merger Closing (including the entry into any agreement or instrument) or that would be effective at or prior to the Effective Time and (c) the Board and the board of directors (or other governing body) of any of the Company's subsidiaries shall not be required to approve any financing or agreements related thereto (or any alternative financing) at or prior to the Effective Time.

        The Company shall not be required to pay any commitment or other similar fee or make any other payment (other than for minimal reasonable out-of-pocket costs that are reimbursed by Parent) or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Financing or any action taken pursuant to the cooperation with financing provisions described above at or prior to the Effective Time. Parent shall indemnify and hold harmless the Company and Company Representatives (as defined below) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing and any information utilized in connection therewith (other than historical information provided by the Company).

        Neither Parent nor Purchaser shall release or consent to the termination of the obligations of the Sponsors under the Sponsor Commitment Agreement or the lenders under the Financing Commitment Letter, except for assignments and replacements of an individual lender under the express terms of or in connection with the syndication of the Financing Commitment Letter, and Parent and Purchaser have each agreed to cause Optical Holding to comply with the foregoing to the full extent that Parent and Purchaser are required to do so.

        Acquisition Proposals.    From and after the execution of the Merger Agreement, until the earlier of the Acceptance Time and the termination of the Merger Agreement, (i) the Company shall, and shall cause its subsidiaries and the Company Representatives to, cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal (as defined below) and, unless the Company has previously made such a request, shall request each person that has been provided by or on behalf of the Company since January 1, 2013 any confidential information (A) regarding the Company or any of its subsidiaries and (B) relating to a Competing Proposal to return or destroy all such confidential information and (ii) the Company shall not, and shall cause its subsidiaries and any Company Representatives not to, (A) initiate, solicit or knowingly encourage or facilitate the submission of any Competing Proposal, (B) furnish any non-public information regarding the Company or any of its subsidiaries to any third person in connection with or in response to a Competing Proposal or (C) participate in any discussions or negotiations with any third person with respect to any Competing Proposal.

        However, if at any time following the date of the Merger Agreement and prior to the Acceptance Time, (i) the Company has received a bona fide written Competing Proposal (it being agreed that the Board may correspond in writing with any person making such a written Competing Proposal to request clarification of the terms and conditions thereof so as to determine whether such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal) from a person that did not result from a material breach of the previous paragraph regarding acquisition proposals (for purposes of this sentence only, the definition of Company Representatives shall also include (x) any employee of the Company and (y) any advisor, agent or representative of the Company acting on its behalf in connection with the Transactions), which Competing Proposal was made on or after the date of the Merger Agreement and (ii) the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company (x) will not, will not permit its subsidiaries to, and will not authorize the Company Representatives to, disclose any non-public information regarding the Company to such person without first entering into an acceptable confidentiality agreement with such person, (y) will promptly advise Parent of the receipt of any Competing Proposal that constitutes or could reasonably be expected to lead to a Superior Proposal and (z) will as promptly as practicable (and in any event within 24 hours thereafter) provide to Parent the identity of such other person, an unredacted copy of such Competing Proposal if made in writing (or a written summary of the material terms of such Competing Proposal if not made in writing), any relevant proposed material transaction agreements, a copy of any financing commitments (including redacted fee letters), and any information concerning the Company and its subsidiaries provided or made available to such other person (or its representatives) that was not previously provided or made available to Parent (such information and documentation, the "Competing Proposal Information"). The Company shall continue to provide any Competing Proposal Information which is delivered to the Company, any subsidiary of the Company or any Company Representative thereafter.

        Except as provided in the Merger Agreement, neither the Board nor any committee thereof shall (i) adopt, authorize, approve or recommend any Competing Proposal, (ii) withhold, modify or amend, in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Schedule 14D-9 (any action set forth in the foregoing clauses (i) or (ii), a "Change of Company Recommendation") or (iii) allow the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Competing Proposal (other than an acceptable confidentiality agreement) or requiring the Company to abandon, terminate or fail to consummate the Transactions.

        Notwithstanding anything to the contrary, at any time prior to the Acceptance Time, the Board may make a Change of Company Recommendation if: (i) (A) a Competing Proposal (that did not result from a material breach of the non-solicitation provisions of the Merger Agreement) is made to the Company by a third person and such Competing Proposal is not withdrawn and (B) the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal; (ii) the Company provides Parent prior written notice of the Company's intention to make a Change of Company Recommendation (a "Notice of Change of Recommendation"), which notice shall identify the person making such Superior Proposal and include the Competing Proposal Information with respect to such Superior Proposal (it being agreed that neither the delivery of the Notice of Change of Recommendation by the Company nor the public announcement that the Board is considering making a Change of Company Recommendation under applicable law shall constitute a Change of Company Recommendation); (iii) the Company has negotiated, and has caused any applicable Company Representatives to negotiate, in good faith with Parent with respect to any changes to the terms of the Merger Agreement proposed by Parent for at least three days following receipt by Parent of such Notice of Change of Recommendation to assist Parent in proposing in writing a binding offer to effect revisions to the terms of the Merger Agreement, the Sponsor Commitment Agreement and the Guaranty such that it would cause any such Superior Proposal to no longer constitute a Superior Proposal; and (iv) taking into account any changes to the terms of the Merger Agreement proposed by Parent to the Company pursuant to clause (iii) above, the Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect; provided, that any material amendment to the terms of such Superior Proposal (whether or not in response to any changes proposed by Parent pursuant to clause (iii) above) shall require a new Notice of Change of Recommendation and an additional two (2)-day period from the date of such notice during which the terms of clause (iii) above and this clause (iv) shall apply mutatis mutandis.

        Other than in connection with a Superior Proposal (which shall be subject to the provisions of the paragraph above, and not this paragraph), the Merger Agreement provides that nothing therein shall prohibit or restrict the Company's board of directors from withholding, modifying or amending, in a manner adverse to Parent, the Company Recommendation if the Company's board of directors determines in good faith, after consultation with the Company's outside legal counsel, that the failure of the Company's board of directors to effect a Change of Company Recommendation would reasonably be likely to be inconsistent with its fiduciary duties under applicable law; provided, that, to the extent practicable: (a) the Company shall give Parent advance notice of its intention to take such action (it being agreed that neither the delivery of such notice by the Company nor any public announcement that the Company's board of directors is considering making a Change of Company Recommendation under applicable Law shall constitute a Change of Company Recommendation); and (b) the Company shall give Parent at least three (3) days following receipt by Parent of such notice to propose revisions to the terms of the Merger Agreement (or make another proposal) and shall negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, during such three (3)-day period.

        The Merger Agreement also provides that none of the foregoing shall prohibit the Company's board of directors from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company's board of directors determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company's board of directors of a "stop, look and listen" statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation).

        For purposes of this Offer to Purchase:

    "Company Representatives" means the Company's directors, officers, "T1" and "T2"—level employees, investment bankers and counsel.

    "Competing Proposal" means, other than the Transactions, any proposal, offer or indication of interest (other than a proposal or offer by Parent or any of its affiliates) from any person relating to the acquisition (whether by merger, consolidation, equity investment, joint venture, recapitalization, reorganization or otherwise, either as a single transaction or a series of related transactions) by any person of more than twenty percent (20%) of (a) the consolidated assets of the Company or its subsidiaries, taken as a whole or (b) the issued and outstanding shares of capital stock of the Company.

    "Superior Proposal" means a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by any person on terms that the Board determines in good faith, after consultation with the Company's financial advisors and outside legal counsel, and considering such factors as the Board considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), if consummated, would result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the Transactions (including taking into account any applicable Termination Fee (as defined below)).

        Cooperation Regarding Solvency Opinion.    Parent shall use its commercially reasonable best efforts to (a) make available its officers, agents and other representatives on a customary basis and upon reasonable notice and (b) provide or make available such information and documents as may reasonably be requested by the Company or the appraisal firm contemplated to provide the solvency opinion as contemplated by the Merger Agreement in connection with the preparation and delivery of such opinion.

        Cash.    Prior to the Merger Closing, the Company and its subsidiaries may, and at the written instruction from Parent to do so, the Company shall or shall cause its subsidiaries to liquidate any marketable securities or any cash equivalents then owned by the Company or its subsidiaries.

        Disposal of Certain Inventory.    Prior to the date of the Merger Closing, the Company and its subsidiaries will dispose of, or cause to be disposed of, certain inventory as identified in and in the manner set forth on the Company's confidential disclosure letter.

        Termination.    The Merger Agreement may be terminated at any time prior to the Acceptance Time (except as otherwise expressly provided) as follows:

  (i)
  by mutual written consent of Parent and the Company;

  (ii)
  by either the Company or Parent, if the Acceptance Time shall not have occurred on or before December 20, 2013;

  (iii)
  by either the Company or Parent, if the Offer Termination shall have occurred;

  (iv)
  by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any law permanently enjoining, restraining or prohibiting the Offer or the Merger, and such law shall have become final and non-appealable, if applicable; provided, that the right to terminate the Merger Agreement under this clause shall not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such law; provided, further, that the right to terminate the Merger Agreement under this clause shall not be available to any party (i) that has failed in any material respect to comply with its covenants regarding appropriate actions, consents and filings as specified in the Merger Agreement or (ii) in connection with or as a result of any law, order, injunction or decree issued by any non-U.S. Governmental Entity pursuant to or under any Antitrust Law;

  (v)
  by Parent, if (i) the Board shall have failed to include the Company Recommendation in the Schedule 14D-9 or shall have effected a Change of Company Recommendation, (ii) the Company shall have failed to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten business days after the commencement of such Competing Proposal or (iii) the Company or the Board shall have publicly announced its intention to do any of the foregoing;

  (vi)
  by the Company if the Board shall have effected a Change of Company Recommendation as specified in the Merger Agreement in order to enter into a definitive acquisition agreement with respect to a Superior Proposal;

  (vii)
  by Parent, if: (i) (A) any of the Company's representations or warranties contained in the Merger Agreement shall have been inaccurate as of the date of the Merger Agreement or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date), such that the Offer Condition regarding the accuracy of the representations and warranties of the Company would not be satisfied or (B) the Company shall have failed to perform any of its covenants or agreements contained in the Merger Agreement, such that the Offer Condition regarding the Company's compliance with its agreements and covenants under the Merger Agreement would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate the Merger Agreement pursuant to this paragraph if the inaccuracy of the representations and warranties of Parent or Purchaser or the failure of Parent or Purchaser to perform any of its covenants or agreements contained in the Merger Agreement is such that a condition described in clauses (viii)(i)(A) or (viii)(i)(B) below would not be satisfied;

  (viii)
  by the Company, if (i) (A) any of Parent's or Purchaser's representations or warranties contained in the Merger Agreement shall have been inaccurate as of the date of the Merger Agreement or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) and such inaccuracy in such representation or warranty has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions or (B) Parent or Purchaser shall have failed to perform in any material respect any of its covenants or agreements contained in the Merger Agreement and such failure has prevented or would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions; (ii) the Company shall have delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate the Merger Agreement pursuant to this paragraph if the inaccuracy of the representations and warranties of the Company or the failure of the Company to perform any of its covenants or agreements contained in the Merger Agreement is such that either the Offer Condition regarding the accuracy of the representations and warranties of the Company or the Offer Condition regarding the Company's compliance with its agreements and covenants under the Merger Agreement would not be satisfied;

  (ix)
  by the Company, if (i) all of the mutual closing conditions as specified in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Merger Closing or that have failed to be satisfied as a result of the material inaccuracy of any of Parent's or Purchaser's representations or warranties or Parent's or Purchaser's material failure to perform any of its covenants or agreements contained in the Merger Agreement) have been satisfied or waived, (ii) the Company has notified Parent in writing that the Company is ready, willing and able to consummate the Merger Closing, and (iii) Parent and Purchaser have failed to consummate the Merger Closing on the date by which the Closing is required to have occurred as specified in the Merger Agreement;

  (x)
  by the Company if (i) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer and (ii) the Offer Closing does not occur within three (3) business days in accordance with the terms of the Offer;

  (xi)
  by the Company if the Board shall have withdrawn, modified or amended the Company Recommendation as specified in the Merger Agreement; or

  (xii)
  by the Company if the Company shall not have received prior to the Acceptance Time an opinion, in form and substance reasonably satisfactory to the Company, of a nationally recognized independent valuation firm engaged by the Company, addressed to the Board, to the effect that, as of the date of such opinion, and assuming the consummation of the Transactions on such date, after giving effect to the consummation of the Transactions, including the Financing and the payment of the Company Contribution and the Additional Payments, the Surviving Corporation will be Solvent (as defined below).

        For purposes of this Offer to Purchase:

    "Company Contribution" means cash in the amount of $450,000,000.

    "Solvent" when used with respect to any person, means that, as of any date of determination, (i) the "present fair saleable value" of such person's assets is more than the amount that will be required to pay its probable liability on its existing "debts" as they become absolute and mature, (ii) the assets of such person, at a "fair valuation", exceed its "debts" (including contingent liabilities), (iii) such person will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or intends to engage, (iv) such person should be able to pay its "debts" (including contingent liabilities) as they become due, and (v) to the extent that such person is the Company, the excess of the "fair value" of the assets of such person over its "liabilities" (including contingent liabilities) immediately before the contribution of the Company Contribution will exceed the amount of the Company Contribution plus such person's capital after the contribution of the Company Contribution. For purposes of this definition, (a) when used in reference to the Company, the quoted terms shall have the meanings ascribed to them in the Solvency Opinion and (b) when used in reference to any person other than the Company, (i) the quoted terms shall be defined as generally determined in accordance with applicable laws governing determinations of the insolvency of debtors and (ii) "not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or intends to engage" and "able to pay its 'debts' (including contingent liabilities) as they become due" mean that such person should be able to generate enough cash from operations, asset dispositions, refinancing, or a combination thereof, to meet its obligations (including contingent liabilities) as they become due.

        Effect of Termination.    If the Merger Agreement is terminated by either the Company or Parent, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective subsidiaries, officers or directors, in either case, except (i) as specified in the Merger Agreement and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of another party's fraud or the willful breach by another party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

        Termination Fee and Expense Fee.    In the event that the Merger Agreement is terminated: (i) by (A) Parent pursuant to clause (v) or clause (vii) under "—Termination" above (but only in the case of the Company's breach or failure to perform any of its covenants or agreements contained in the Merger Agreement) or (B) the Company pursuant to clause (vi) or clause (xi) under "—Termination" above, then the Company shall pay to Parent or its designee, within two business days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), an amount in cash equal to $26,720,000 (the "Termination Fee"); or (ii) (A) by either Parent or the Company pursuant to clause (iii) under "—Termination" above, (B) prior to the Offer Termination a Competing Proposal shall have been publicly disclosed and not withdrawn, and (C) within twelve months after the termination of the Merger Agreement, the Company shall have entered into a definitive agreement with respect to any Competing Proposal and such Competing Proposal is subsequently consummated, then the Company shall pay to Parent or its designee, within two business days after the consummation of such Competing Proposal, the Termination Fee; provided that for purposes of clause (ii) of this paragraph, the term "Competing Proposal" shall have the meaning assigned to such term, except that all percentages therein shall be changed to "50%".

        In addition, in the event that the Merger Agreement is terminated by Parent or the Company pursuant to pursuant to clause (iii) under "—Termination" above, then the Company shall reimburse Parent for its reasonable documented out-of-pocket expenses incurred by Parent in connection with the negotiation, execution and performance of the Merger Agreement in an amount not to exceed $7,500,000 in the aggregate (the "Expense Fee"), by wire transfer of immediately available funds on the second business day following the date of such termination of the Merger Agreement; provided, that the existence of circumstance which would require the Termination Fee to become payable by the Company shall not relieve the Company of its obligations to pay the Expense Fee described in this paragraph; provided, further, that in the event that the Termination Fee is paid to Parent, the amount of the Termination Fee shall be reduced by the amount of the Expense Fee required to be paid to Parent described in this paragraph.

        Each of the Company, Parent and Purchaser have acknowledged that (i) the agreements described in this Section 11—"The Merger Agreement; Other Agreements—Effect of Termination" and "—Termination Fee and Expense Fee" are an integral part of the Transactions and (ii) without these agreements, Parent, Purchaser and the Company would not enter into the Merger Agreement. In no event shall the Company be required to pay to Parent more than one Termination Fee pursuant to the agreements described in this Section 11—"The Merger Agreement; Other Agreements—Termination Fee and Expense Fee." In the event that Parent receives full payment of the Termination Fee pursuant to agreements described in this Section 11—"The Merger Agreement; Other Agreements—Termination Fee and Expense Fee" under circumstances where a Termination Fee was payable, the receipt of the Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Merger and the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, other than any losses or damages incurred or suffered by Parent or Purchaser as a result of the Company's fraud.

        Availability of Specific Performance.    Parent, Purchaser and the Company have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached. Accordingly, Parent, Purchaser and the Company have acknowledged and agreed that the parties to the Merger Agreement shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity. Parent, Purchaser and the Company each agrees that, the seeking of remedies described in this Section 11—"The Merger Agreement; Other Agreements—Availability of Specific Performance" shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under the Merger Agreement in the event that the Merger Agreement has been terminated or in the event that the remedies described in this Section 11—"The Merger Agreement; Other Agreements—Availability of Specific Performance" are not available or otherwise are not granted.

        Expenses.    Pursuant to the Merger Agreement, other than as otherwise described above in (i) this Section 11—"The Merger Agreement; Other Agreements—Financing" and (ii) this Section 11—"The Merger Agreement; Other Agreements—Termination Fee and Expense Fee" or as otherwise specified in the Merger Agreement, all expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such expenses.

        Amendment and Waiver.    The Merger Agreement provides that it may be amended by the Company, Parent and Purchaser by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Acceptance Time, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires approval by the Company's stockholders without obtaining such approval.

        The Merger Agreement also provides that at any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance by the other with any of the covenants or conditions contained therein; provided, however, that after the Acceptance Time, there may not be any extension or waiver of the Merger Agreement that decreases the Merger Consideration or that adversely affects the rights of the Company's stockholders thereunder without the approval of the Company's stockholders at a duly convened meeting of the Company's stockholders called to obtain approval of such extension or waiver.

        Governing Law.    The Merger Agreement is governed by the laws of the State of Delaware.

  Guaranty

        On October 18, 2013, concurrently and in connection with the execution of the Merger Agreement, the Sponsors delivered a guaranty for the benefit of the Company, guaranteeing certain payment obligations of Parent and Purchaser under the Merger Agreement (the "Guaranty").

        Pursuant to the Guaranty, the Sponsors agreed to, severally and not jointly, absolutely, unconditionally and irrevocably guarantee the due and punctual payment, observance, performance and discharge of the payment obligations of Parent and Purchaser under the Merger Agreement up to a maximum liability of 3.16% of the Cap (as defined below) in the case of Fund III and 96.84% of the Cap in the case of Fund IV. The Cap is defined as an amount equal to $421,593,346. The Guaranty will terminate on the 120th day following the termination of the Merger Agreement in accordance with its terms. However, if the Company has presented a claim on or prior to such 120th day, the Guaranty will not terminate until such claim has been finally settled or otherwise resolved as specified in the Guaranty. The Company may not seek to enforce the Guaranty for an amount in excess of 3.16% of the Cap in the case of Fund III and 96.84% of the Cap in the case of Fund IV.

        This summary of the Guaranty does not purport to be complete and is qualified in its entirety by reference to the Guaranty, a copy of which is filed as Exhibit (d)(3) to the Schedule TO filed with the SEC, and is incorporated by reference herein.

  Confidentiality Agreement

        On May 16, 2013, the Company and Marlin entered into the Confidentiality Agreement in connection with a possible negotiated business combination or other transactions between the parties and/or their affiliates. Under the terms of the Confidentiality Agreement, Marlin agreed to keep confidential, subject to certain exceptions provided for in the Confidentiality Agreement, information furnished directly or indirectly by the Company or any of its affiliates or representatives to Marlin or any of its representatives and to use such information solely for the purpose of evaluating, negotiating, advising or financing with respect to, or consummating, a possible transaction between Marlin and the Company. Marlin has agreed, subject to certain exceptions, that it and certain of its affiliates would not, for a period of two years from the date of the Confidentiality Agreement, directly or indirectly, solicit the services of or employ any officer, director or employee of the Company or any of its subsidiaries with whom Marlin or such affiliates has contact in connection with its consideration of a possible transaction between Marlin and the Company. Marlin also agreed to standstill provisions that prohibit Marlin from taking certain actions involving or with respect to the Company for a period of two years from the date of the Confidentiality Agreement, subject to certain exceptions.

        This summary of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO filed with the SEC, and is incorporated by reference herein.

12.    Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger immediately following the Offer Closing.

        If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Company or any right to participate in its earnings or future growth. Similarly, after selling your Shares in the Offer or following the subsequent Merger, you will not bear the risk of any decrease in the value of the Company.

        Merger Without a Vote.    If the Offer is consummated, Purchaser and Parent will not obtain the approval of the Company's remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a publicly-traded corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if Purchaser consummates the Offer, Purchaser and Parent intend to effect the closing of the Merger without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

        Appraisal Rights.    Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company who do not tender their Shares in the Offer have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL. The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. A formal notice of appraisal rights is contained in the Schedule 14D-9 including the text of the relevant provisions of Delaware law. You should carefully review such provisions before you take any action relating thereto.

        Plans for the Company.    It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential.

        After the consummation of the Offer and the Merger, the Company will become an indirect subsidiary of Optical Holding and will expand and complement Marlin's current optical transport business and its existing set of customers and product offerings. Parent is also exploring the possibility of engaging in a sale-leaseback transaction involving the Company's headquarters after the consummation of the Offer and the Merger. The Company may replace the $20 million revolving credit facility after the consummation of the Offer and the Merger with an asset based revolving credit facility provided by a third-party financing source not affiliated with the Lender.

        To the best knowledge of Purchaser and Parent, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of the Company,

on the one hand, and Parent, Purchaser, the Sponsors, Marlin or the Company, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.

        It is possible that certain members of the Company's current management team will enter into new employment arrangements with the Company that will take effect after the consummation of the Offer and at or after the Effective Time. There can be no assurance that any parties will reach an agreement on any terms, or at all.

        The Company (acting through its compensation committee or special committee as required by Rule 14d-10(d)(2) promulgated under the Exchange Act), prior to the Expiration Time, will take all such steps as may be required (a) to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements entered into by the Company or its subsidiaries with current or future directors, officer or employees of the Company or its subsidiaries, in each case under which any such person could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or its subsidiaries, as a result of the Offer or (ii) any other compensation or benefits from the Company or any of its subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, and (b) to ensure that any such arrangements fall within the non-exclusive safe harbor provisions of such rule.

        At the Effective Time, the certificate of incorporation of Purchaser and the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will become the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and bylaws. The directors of Purchaser at the Effective Time will become the directors of the Surviving Corporation and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—The Merger."

        Except as set forth in this Offer to Purchase, including as contemplated in this Section 12—"Purpose of the Offer, Plans for the Company—Plans for the Company," Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's capitalization or dividend policy, (iv) any other material change in the Company's corporate structure or business or (v) any material change in the composition of its management or board of directors.

13.    Certain Effects of the Offer.

        Market for the Shares.    If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger immediately following the Offer Closing.

        Stock Quotation.    The Shares are currently listed on NASDAQ. Immediately following the Effective Time, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Parent. NASDAQ requires, among other things, that any listed shares of common stock have at least 750,000 publicly held shares. Immediately following the consummation of the Merger, Parent intends and will cause the Company to delist the Shares from NASDAQ.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Immediately following the consummation of the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. Parent intends and will cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If the registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

14.    Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, the Company will not, and will not allow its subsidiaries to, declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof.

15.    Certain Conditions of the Offer.

        For the purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser is not required to, and Parent is not required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if:

  (i)
  there has not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares that, when added to the Shares directly or indirectly owned by Parent and its wholly owned Subsidiaries (which as of the date hereof is zero), would represent at least a majority of the Adjusted Outstanding Share Number as of the expiration of the Offer (the "Minimum Tender Condition"). As used in this Offer to Purchase, "Adjusted Outstanding Share Number" shall be, as of any time of determination, the sum of (a) the aggregate number of Shares outstanding at such time plus (b) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of the Transactions), conversion, exchange or exercise, as applicable of Options, SARs, Restricted Stock, RSUs, performance units, performance awards, warrants and other rights to acquire, or securities convertible into or exchangeable for, Shares that are outstanding as of such time;

  (ii)
  any of the following conditions have occurred and be continuing as of the expiration of the Offer:

  1.
  a Governmental Entity of competent jurisdiction has issued, enacted, entered, promulgated or enforced any Law, order, injunction or decree that is in effect and renders the making of the Offer or the consummation of the Offer or the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the condition in this clause is not available to Parent or Purchaser (A) if the failure of Parent or Purchaser to fulfill its obligations pursuant to Section 5.05 (Appropriate Actions; Consents; Filings) of the Merger Agreement results in the failure of the condition to be satisfied or (B) in connection with or as a result of any Law, order, injunction or decree issued by any non-U.S. Governmental Entity pursuant to or under any Antitrust Law;

  2.
  (A) any of the representations and warranties of the Company contained in the Merger Agreement (other than the representations and warranties of the Company set forth in Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.02(e) and the first sentence of Section 3.02(f) (Capitalization), Section 3.03 (Authority), Section 3.09(b) (Absence of Certain Changes), Section 3.20 (Opinion of Financial Advisor), Section 3.22 (Vote Required) and Section 3.23 (Brokers) of the Merger Agreement), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall not have been true and correct, except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect; (B) any of the representations and warranties of the Company contained in Section 3.02(d), Section 3.02(e) and the first sentence of Section 3.02(f) (Capitalization), Section 3.03 (Authority), Section 3.09(b) (Absence of Certain Changes), Section 3.20 (Opinion of Financial Advisor), Section 3.22 (Vote Required) and Section 3.23 (Brokers) of the Merger Agreement shall not have been true and correct in all material respects; and (C) any of the representations and warranties of the Company contained in Section 3.02(a) and Section 3.02(b) of the Merger Agreement shall not have been true and correct in all respects (except for de minimis inaccuracies); in the case of each of clauses (A), (B) and (C), as of the date of the Merger Agreement and as of the date of the expiration of the Offer with the same force and effect as if made on such date (except to the extent expressly made as of a specific date, in which case, as of such specific date);

  3.
  the Company has failed to perform or comply in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it;

  4.
  since the date of the Merger Agreement, a Company Material Adverse Effect has occurred that is continuing;

  5.
  Parent has not received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (ii)(2), (ii)(3) and (ii)(4) of this Section 15;

  6.
  the Company or any of its Subsidiaries have any Indebtedness other than (i) Indebtedness set forth or described on the Company's confidential disclosure letter or (ii) Indebtedness incurred in the manner specified in the Merger Agreement;

  7.
  the Cisco Hedge shall not have been terminated in the manner set forth on the Company's confidential disclosure letter;

  8.
  the Company shall not have delivered to Parent an affidavit from the Company, sworn under penalties of perjury, stating that the Company is not and has not been at any time during the five-year period preceding the Offer Closing Date, a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code), dated as of the Offer Closing Date and in the form and substance required under Treasury Regulation Section 1.897-2(h);

    9.
    the Company shall not have received prior to the Acceptance Time the solvency opinion as specified in the Merger Agreement; or

    10.
    the Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The Offer is not subject to a financing condition, including the funding of the Debt Financing.

        On October 29, 2013, Parent and the Company were notified that the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") have granted early termination of the waiting periods relating to the purchase of Shares pursuant to the Offer and consummation of the Merger. The Offer and the Merger are not conditioned on the receipt of approval under any other antitrust or competition laws.

        The foregoing conditions (other than the Minimum Tender Condition) are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and applicable Law, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition), subject to the right of any party to seek judicial review in accordance with applicable law. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.    Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on Purchaser's and Parent's examination of publicly available information filed by the Company with the SEC and other information concerning the Company, Purchaser and Parent are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been promulgated thereunder, certain transactions may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the DOJ (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, Purchaser's purchase of Shares in the Offer may not be completed until the expiration of a fifteen calendar day waiting period following the filing by the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Fund IV, as the ultimate parent entity of Purchaser, filed its Premerger Notification and Report Form on October 21, 2013, and the Company filed its Premerger Notification and Report Form on October 24, 2013, in connection with the purchase of Shares in the Offer and the Merger. On October 29, 2013, Parent and the Company were notified that the FTC and the DOJ have granted early termination of the waiting periods relating to the purchase of Shares pursuant to the Offer and consummation of the Merger. The Offer and the Merger are not conditioned on the receipt of approval under any other antitrust or competition laws.

        The FTC and the Antitrust Division may further consider the legality under the antitrust laws of Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, the Company, or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Parent believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 15—"Certain Conditions of the Offer."

        State Takeover Laws.    The Company is incorporated under the laws of the State of Delaware. Section 203 of the DGCL prohibits an "interested stockholder" (generally defined as a person who, together with its affiliates and associates, beneficially owns 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (which includes a merger, consolidation, a sale of a significant amount of assets and a sale of stock) with certain Delaware corporations for three years following the time such person became an interested stockholder, unless:

          (a)   before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder;

          (b)   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, only for purposes of determining the number of shares of voting stock outstanding (but not for determining the number of shares of outstanding voting stock owned by the interested stockholder), stock held (x) by directors who are also officers and (y) by employee stock plans that do not allow plan participants to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

          (c)   following the transaction in which such person became an interested stockholder, the business combination is (i) approved by the board of directors of the corporation and (ii) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser and Parent do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, Purchaser and Parent will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser and Parent may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—"Certain Conditions of the Offer."

        Foreign Laws.    The Company and certain of its subsidiaries and affiliates and certain affiliates of Parent conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the closing of the Offer or the Merger. In addition to the aforementioned filings planned pursuant to the HSR Act, based on a review of the information currently available about the respective businesses in which the Company and certain of its subsidiaries and affiliates and certain affiliates of Parent are engaged, the Parent (together with the Company, as applicable) has made, or intends to make, pre-merger filings under the antitrust, competition and/or foreign investment laws of Germany, Russia and South Africa. However, Purchaser's obligation to accept for payment and pay for Shares tendered to Purchaser in the Offer is not conditioned on obtaining approval in any of these jurisdictions.

        Legal Proceedings.    On October 21, 2013, a putative class action lawsuit (Freedman v. Tobkin, et al., Case No.: 2013L000994) was filed in the Circuit Court for the Eighteenth Judicial Circuit, DuPage County, Illinois, Chancery Division, against the Company, the members of the Board, Parent, Purchaser and Marlin. The Complaint alleges that the Company's directors breached their fiduciary duties for, among other things, allegedly (i) failing to take steps to maximize the value of the Company to its public stockholders, (ii) taking steps to avoid competitive bidding and to give Marlin an unfair advantage, (iii) failing to properly value the Company and its various asset and operations, (iv) failing to provide stockholders with material information, and (v) ignoring or not protecting against purported conflicts of interests resulting from the directors' own interests. The Complaint also alleges that Parent, Purchaser and Marlin aided and abetted those alleged breaches of fiduciary duties by the Company's directors. The Complaint seeks, among other things, declaration of the action as a proper class action and certifying the plaintiff as a representative of the class and plaintiff's counsel as class counsel; injunctive relief; an accounting of all shares, money and other value improperly received from the Company; disgorgement of all property and profits defendants received as a result of their wrongful conduct, and imposition of a constructive trust on all such property; damages, including rescissory damages, in favor of plaintiff and the class, jointly and severally, together with interest thereon; and fees and costs associated with the litigation.

        On October 22, 2013 an additional complaint, Phelps v. Tellabs, Inc., et al., Case No. 2013L000999, was filed in the Circuit Court for the Eighteenth Judicial Circuit, DuPage County, Illinois, and two complaints (Englehart v. Hedfors, et al., Case No. 13 CH 23886, and City of Lakeland and Employees Pension Plan v. Tellabs, Inc., Case No. 13 CH 23890) were filed in the Circuit Court of Cook County, Illinois, Chancery Division. On October 23, 2013 and October 28, 2013, respectively, two additional complaints captioned Mehta v. Tellabs, Inc., et al. Case No. 9028 and Wilkinson v. Tellabs, Inc., et al., Case No. 9043, were filed in the Court of Chancery of the State of Delaware. On October 29, 2013, a complaint captioned McCoomb v. Tellabs, Inc., et al., Case No. 13 CH 24411, was filed in the Circuit Court of Cook County, Illinois, Chancery Division. Finally, on October 30, 2013, two additional complaints (Russell v. Tellabs, Inc., et al., Case No. 13 CH 24567, and Reynolds v. Tellabs, Inc., et al., Case No. 13 CH 24519) were filed in the Circuit Court of Cook County, Illinois, Chancery Division. Each of these eight additional complaints assert similar claims and allegations to those in the Freedman complaint, and each complaint seeks similar relief on behalf of the same putative class. The Mehta and McCoomb complaints also name as a defendant Daniel P. Kelly, President and CEO of the Company.

17.    Appraisal Rights.

        Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares in the Offer) at the Effective Time who complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder's Appraisal Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger or similar business combination) ("Appraisal Shares"), and to receive payment of such fair value in cash, together with a fair rate of interest, if any, for Appraisal Shares held by such holder. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Appraisal Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer. Moreover, the Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the price paid for Shares in the Offer or the Merger. Stockholders should also note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL.

        If any holder of Shares who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses his, her or its rights to appraisal as provided under the DGCL, the Shares of such stockholder will be converted into the right to receive the Offer Price in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger. Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

        At the Effective Time, all Appraisal Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of Appraisal Shares will cease to have any rights with respect thereto, except the rights provided under Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such Appraisal Shares will be deemed to have been converted at the Effective Time into, and to have become, the right to receive the Per Share Merger Consideration.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, is required to notify each of the holders of any class or series of stock of such constituent corporation who is entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and is required to include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights, or who wishes to preserve such holder's right to do so, should review the discussion in the Schedule 14D-9 and Annex B thereto (which contains a copy of Section 262 of the DGCL) carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer and 20 days after the date of mailing of the Schedule 14D-9, demand in writing appraisal of such Shares, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender such Shares in the Offer; and

  •
  continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

        The foregoing summary does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL. The perfection of appraisal rights requires strict adherence to the applicable provisions of Section 262 of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9. If a stockholder withdraws or loses the right to appraisal, such stockholder will be entitled to receive the Per Share Merger Consideration.

        The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the Offer Price therefor.

18.    Fees and Expenses.

        Parent and Purchaser have retained MacKenzie Partners Inc. to be the Information Agent, Computershare Trust Company, N.A. to be the Depositary and Computershare Inc. to be the Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent, the Paying Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Paying Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.    Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Depositary, the Paying Agent or the Information Agent for the purpose of the Offer.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Company is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten business days from the date of this Offer to Purchase, setting forth the recommendation of the Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

Blackhawk Merger Sub Inc.
November 1, 2013

 SCHEDULE I
INFORMATION RELATING TO PURCHASER, PARENT, SPONSORS AND MARLIN

        Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Parent. Unless otherwise indicated, the current business address of each person is c/o Marlin Management Company, LLC, 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Nick Kaiser President, CEO and CFO	U.S.	Partner, Marlin Equity Partners
Doug Bayerd Secretary	U.S.	Principal, Marlin Equity Partners, 2012 – Present Vice President, Golden Gate Capital, 2008 – 2012
Robb Warwick Vice President	U.S.	Operating Partner, Marlin Equity Partners

        Purchaser.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Purchaser. Unless otherwise indicated, the current business address of each person is c/o Marlin Management Company, LLC, 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Nick Kaiser President Director	U.S.	See above.
Doug Bayerd Vice President, Secretary Director	U.S.	See above.
Robb Warwick Vice President Director	U.S.	See above.

        Sponsors.    Marlin Equity III, L.P., a Delaware limited partnership, is engaged in the business of making private equity and other types of investments. Marlin Equity Partners III, L.P., a Delaware limited partnership, is the general partner of Marlin Equity III, L.P. and its principal business is acting as the general partner of Marlin Equity III, L.P. Marlin Equity IV, L.P., a Delaware limited partnership, is engaged in the business of making private equity and other types of investments. Marlin Equity Partners IV, L.P., a Delaware limited partnership, is the general partner of Marlin Equity IV, L.P. and its principal business is acting as the general partner of Marlin Equity IV, L.P. Marlin Ultimate GP, LLC, a Delaware limited liability company, is the general partner of Marlin Equity Partners III, L.P. and Marlin Equity Partners IV, L.P. The principal business of Marlin Ultimate GP, LLC is acting as the general partner of Marlin Equity Partners III, L.P., Marlin Equity Partners IV, L.P. and other affiliated investment funds and accounts. Marlin Ultimate GP, LLC is controlled by its manager, David M. McGovern, whose name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years is set forth in the following table. Unless otherwise indicated, the current business address of Marlin Equity

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III, L.P. and Marlin Equity IV, L.P. is c/o Marlin Management Company, LLC, 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
David M. McGovern	U.S.	Managing Partner, Marlin Equity Partners

        Marlin.    Marlin Management Company, LLC (d/b/a Marlin Equity Partners), a Delaware limited liability company, is engaged in the business of acting as the investment manager for Marlin Equity III, L.P., Marlin Equity IV, L.P. and other affiliated investment funds and accounts. Marlin Management Company, LLC is controlled by its manager, David M. McGovern, whose name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years is set forth in the following table. Unless otherwise indicated, the current business address of Marlin Management Company, LLC is 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
David M. McGovern	U.S.	See above.

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 SCHEDULE II
TRANSACTIONS IN TELLABS' COMMON STOCK

        In the last 60 days, neither Purchaser, Parent nor any accounts and funds managed by affiliates of Marlin Management Company, LLC have engaged in any open market transactions in the Common Stock.

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        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission:	By Registered, Certified or Express Mail, or Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser's expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

QuickLinks

IMPORTANT
Table of Contents
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I INFORMATION RELATING TO PURCHASER, PARENT, SPONSORS AND MARLIN
SCHEDULE II TRANSACTIONS IN TELLABS' COMMON STOCK